                                                Filed pursuant to Rule 424(b)(5)
                            Registration Nos. 333-62052, 333-62052-01, 333-52728

Prospectus_Supplement

(To Prospectus dated June 22, 2001)

                                  $700,000,000

                                     [LOGO]

                          5.625% Senior Notes due 2007
                  Unconditionally guaranteed as to payment of
                           principal and interest by
                           Viacom International Inc.
                   (a wholly owned subsidiary of Viacom Inc.)

                               -----------------

    This is an offering of $700,000,000 of 5.625% senior notes due 2007 to be issued by Viacom and guaranteed by Viacom International. The senior notes will be unsecured senior obligations of Viacom. The guarantees will be unsecured senior obligations of Viacom International. The senior notes will bear interest at 5.625% per year and will mature on May 1, 2007. Viacom will pay interest on the senior notes on May 1 and November 1 of each year, beginning on November 1, 2002. The senior notes do not provide for a sinking fund.

    Viacom intends to apply for listing of the senior notes on the Luxembourg Stock Exchange.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the senior notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                              PER SENIOR NOTE
                                                                 DUE 2007          TOTAL
                                                              ---------------   ------------
Public offering price.......................................       99.848%      $698,936,000
Underwriting discount.......................................        0.350%        $2,450,000
Proceeds to Viacom (before expenses)........................       99.498%      $696,486,000

    Interest on the senior notes will accrue from and including the settlement date, which is expected to be April 25, 2002.

    The senior notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company, Clearstream Banking Luxembourg or Euroclear on or about April 25, 2002.

                              -------------------

                          JOINT BOOK-RUNNING MANAGERS

Banc of America Securities LLC                                          JPMorgan

                                  ------------

Daiwa Securities SMBC Europe

                    Fleet Securities, Inc.

                                         Tokyo-Mitsubishi International plc

April 18, 2002

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. NEITHER WE, VIACOM INTERNATIONAL, NOR THE UNDERWRITERS HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THEIR RESPECTIVE DATES. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THEN. NEITHER WE, VIACOM INTERNATIONAL, NOR ANY OF THE UNDERWRITERS IS MAKING AN OFFER TO SELL THE SENIOR NOTES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------

                   PROSPECTUS SUPPLEMENT

Cautionary Statement Concerning Forward-Looking
  Statements................................................     S-1
The Company.................................................     S-3
The Guarantor...............................................     S-3
Certain Subsidiaries........................................     S-3
Use of Proceeds.............................................     S-3
Capitalization..............................................     S-4
Ratio of Earnings to Fixed Charges..........................     S-5
Description of Senior Notes.................................     S-6
United States Tax Considerations............................    S-12
Underwriting................................................    S-16
Where You Can Find More Information.........................    S-18
Legal Matters...............................................    S-19
Experts.....................................................    S-19
General Information.........................................    S-20

                         PROSPECTUS

About this Prospectus.......................................       i
Where You Can Find More Information.........................       1
Cautionary Statement Regarding Forward-Looking Statements...       2
The Company.................................................       4
The Guarantor...............................................       4
Use of Proceeds.............................................       5
Ratio of Earnings to Fixed Charges..........................       5
General Description of the Debt Securities..................       6
Description of the 2001 Debt Securities.....................      11
Description of the 1995 Senior Debt Securities..............      19
Description of Preferred Stock..............................      27
Description of Common Stock.................................      31
Description of Warrants.....................................      33
Plan of Distribution........................................      35
Legal Matters...............................................      36
Experts.....................................................      36

    In this prospectus supplement, we use the terms "Viacom," "we," "us" and "our" to refer to Viacom Inc. The term "Viacom International" means Viacom International Inc. References to "$" and "dollars" are to United States dollars.

    This prospectus supplement includes particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to us. We accept responsibility for the information contained in this prospectus supplement and the accompanying prospectus. The Luxembourg Stock Exchange takes no responsibility for the contents of these documents, makes no representation as to their accuracy or completeness and expressly disclaims any liability whatsoever for any loss arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus.

    Inquiries regarding our listing status on the Luxembourg Stock Exchange should be directed to our Luxembourg listing agent, Kredietbank S.A. Luxembourgeoise, 43, Boulevard Royal, L-2955, Luxembourg. We confirm that this prospectus supplement and the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain all information which is material in the context of the issuance of the senior notes and that such information is true and accurate in all material respects and does not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

    We are offering the senior notes globally for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the senior notes in some jurisdictions may be restricted by law. Persons who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    The prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. These forward-looking statements generally can be identified by use of statements that include phrases such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. You should review carefully all information, including the financial statements and the notes to the financial statements, included or incorporated by reference into this prospectus supplement.

    The following important factors, among others, could affect our future results, causing these results to differ materially from those expressed in our forward-looking statements:

    - We derive substantial revenues from the sale of advertising time on our over-the-air networks, basic cable networks, television stations, radio stations and outdoor businesses. The advertising market has recently experienced softness. The sale of advertising time is affected by viewer demographics, viewer ratings and market conditions for advertising time. Adverse changes to any of these factors could have a negative effect on revenues.

    - Operating results derived from our motion picture and television production fluctuate depending primarily upon the cost of such productions and acceptance of such productions by the public, which are difficult to predict. Motion picture and television production has experienced cycles in which increased costs of talent and other factors have resulted in higher production costs. In addition, the commercial success of our motion picture and television productions also depends upon the quality and acceptance of other competing productions and the availability of alternative forms of entertainment and leisure time activities.

    - Our operating results also fluctuate due to the timing and availability of theatrical and home video releases, as well as a result of the recording of license fees for television exhibition of motion pictures and for syndication and basic cable exhibition of television programming in the period that the products are available for such exhibition.

    - Our basic cable networks and premium subscription television networks are dependent on affiliation agreements with cable and direct-to-home ("DTH") distributors on acceptable terms. The loss of carriage on such distributors, or continued carriage on less favorable terms, could adversely affect, with respect to basic cable networks, revenues from subscriber fees and the ability to sell advertising time, and with respect to premium subscription television networks, subscriber fee revenues. In addition, continued consolidation among cable and/or DTH distributors could have an adverse effect on subscriber fee revenues.

    - Some of our businesses are seasonal. The home video business and consumer publishing businesses are subject to increased periods of demand coinciding with summer and winter holidays, while a substantial majority of the theme parks' operating income is generated from May through September. In addition, the home video and theme parks businesses' revenues are influenced by weather. Our radio and outdoor advertising business experiences fluctuations based on the timing of advertising expenditures by retailers and typically experiences highest revenues in the fourth quarter and lowest revenues in the first quarter.

    - Our home video retail business currently enjoys a competitive advantage over most other movie distribution channels, except theatrical releases, due to the early timing of the video retailer "distribution window." The video business could be negatively affected if the video retail distribution windows were no longer the first following the theatrical release; the length of the video retail distribution windows was shortened; or the video retail distribution windows were no longer as exclusive as they are now. We believe that the studios have a significant interest in maintaining a viable video retail industry; however, the order, length and exclusivity of each window for each distribution channel is determined solely by the studio releasing the movie.

    - Studios have historically sold VHS movies to video retailers under a two-tiered pricing structure consisting of "rental pricing" and "sell-through" pricing, thereby creating a "rental window" for VHS product. We cannot control or predict with certainty studio pricing policies. The rental window has benefited the rental industry because, during the rental window, VHS prices are too high to generate consumer demand for purchasing VHS. There is not currently a domestic rental window for DVD. DVD rental product has generated higher margins than VHS revenue-sharing product due to the lower cost associated with sell-through DVD pricing; however, this pricing has also resulted in competition from mass merchant retailers at an earlier stage than is the case for VHS. The video business could be negatively affected if consumers desire to purchase, rather than rent, movies. In addition, profitability for the video business could be adversely affected if it did not derive most of its revenues from the rental business, as sell-through margins are generally lower than rental margins.

    - Changes in Federal Communications Commission laws and regulations could, directly or indirectly, adversely affect the operations and ownership of our properties.

    - We have contingent liabilities related to discontinued operations, including environmental liabilities and pending litigation. While the pending or potential litigation, environmental and other liabilities should not have a material adverse effect on us, there can be no assurance in this regard.

    - We may be adversely affected by changes in technology and its effect on competition in our markets.

    - Other economic, business, competitive and/or regulatory factors could affect our businesses generally.

    These factors and the other risk factors incorporated by reference are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results. The forward-looking statements included in this prospectus supplement are made only as of the date of this prospectus supplement and under Section 27A of the Securities Act and Section 21E of the Exchange Act and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. We cannot assure you that projected results or events will be achieved.

                                  THE COMPANY

    We, together with our subsidiaries, are a diversified worldwide entertainment company with operations, during 2001, in six segments: Cable Networks, Television, Infinity, Entertainment, Video and Publishing. The Cable Networks segment operates MTV MUSIC TELEVISION-Registered Trademark-, SHOWTIME-Registered Trademark-, NICKELODEON-Registered Trademark-, NICK AT NITE-Registered Trademark-, VH1 MUSIC FIRST-Registered Trademark-, MTV2 MUSIC TELEVISION-TM-, TV LAND-Registered Trademark-, THE NEW TNN: THE NATIONAL NETWORK-TM-, CMT-Registered Trademark-: COUNTRY MUSIC TELEVISION-TM-, the BET CABLE NETWORK-TM- and BET JAZZ: THE JAZZ CHANNEL-TM-, among other program services. The Television segment consists of the CBS-Registered Trademark- and UPN-Registered Trademark- television networks, the owned broadcast television stations and Viacom's television production and syndication business, including KING WORLD-Registered Trademark- PRODUCTIONS and PARAMOUNT TELEVISION-TM-. The Infinity segment operates 186 radio stations through INFINITY RADIO-TM- and outdoor advertising properties through VIACOM OUTDOOR-TM-. The Entertainment segment includes PARAMOUNT PICTURES-Registered Trademark-, which produces and distributes theatrical motion pictures; PARAMOUNT PARKS-Registered Trademark-, which owns and operates five theme parks and a themed attraction in the United States and Canada; and movie theater and music publishing operations. The Video segment consists of an approximately 81% equity interest in Blockbuster Inc., which operates and franchises BLOCKBUSTER-Registered Trademark- video stores worldwide. The Publishing segment publishes and distributes consumer books and multimedia products, under such imprints as SIMON &
SCHUSTER-Registered Trademark-, POCKET BOOKS-TM-, SCRIBNER-Registered Trademark-and THE FREE PRESS-TM-. On January 31, 2002, we announced that our publishing operation would be integrated with the Viacom Entertainment Group. As a result, effective January 1, 2002, our publishing business is presented as part of the Entertainment segment. We were organized under the laws of the State of Delaware in 1986. Our principal offices are located at 1515 Broadway, New York, New York 10036 and our telephone number is (212) 258-6000.

                                 THE GUARANTOR

    Viacom International, the guarantor of the senior notes, was organized under the laws of the State of Delaware in 1995 and has its corporate headquarters at 1515 Broadway, New York, New York 10036. Viacom International has 100 shares of common stock outstanding, all of which are held by Viacom. The operating assets of Viacom International and its subsidiaries include MTV MUSIC TELEVISION-Registered Trademark-, SHOWTIME-Registered Trademark-, NICKELODEON-Registered Trademark-, NICK AT NITE-Registered Trademark-, VH1 MUSIC FIRST-Registered Trademark-, TV LAND-Registered Trademark-, approximately 16 broadcast television stations, all interests in the businesses of the Video, Entertainment and Publishing segments and certain related Internet sites.

                              CERTAIN SUBSIDIARIES

    Viacom has one subsidiary, Blockbuster Inc., which is subject to the reporting requirements of the Exchange Act. Blockbuster, incorporated under the laws of the State of Delaware in 1989, has its corporate headquarters at 1201 Elm Street, Dallas, Texas 75270. As of March 8, 2002, Blockbuster had 34,019,354 shares of Class A common stock and 144,000,000 shares of Class B common stock outstanding. Blockbuster is a retailer of rentable home videocassettes, DVDs and video games, and has stores throughout the United States and in many other countries. Blockbuster operates primarily under the Blockbuster brand name. Blockbuster's financial condition, results of operations and cash flows are consolidated into the financial statements of Viacom. We own all of Blockbuster's Class B common stock and shares of Blockbuster's Class A common stock together representing an approximately 81% equity interest in Blockbuster.

                                USE OF PROCEEDS

    We expect to use the net proceeds from the offering for general corporate purposes. Our net proceeds from this offering of senior notes are estimated to be approximately $696.5 million after deducting the underwriting discount but before deducting estimated offering expenses that we will pay.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of December 31, 2001 on a historical basis, as reported by Viacom, and on a pro forma basis to reflect the issuance and sale of the senior notes in this offering and the application of the net proceeds, after deducting the underwriting discount but before deducting estimated offering expenses, from the sale of the senior notes.

                                                                AT DECEMBER 31, 2001(1)(2)
                                                              -------------------------------
                                                                HISTORICAL       PRO FORMA
                                                              --------------   --------------
                                                              (IN MILLIONS, EXCEPT PER SHARE
                                                                         AMOUNTS)
LONG-TERM DEBT (INCLUDING CURRENT PORTION):
Continuing operations:
  Notes payable to banks....................................      $   645.0        $   645.0
  Commercial paper(3).......................................        1,104.3            407.8
  Senior debt (6.40%-8.875%, due 2002-2051).................        8,834.6          8,834.6
  Senior subordinated debt (8.875%-10.50%, due 2007-2009)...           50.8             50.8
  11.375% Subordinated debentures due 2009..................           19.8             19.8
  Other notes...............................................           16.2             16.2
  Obligations under capital leases..........................          452.0            452.0
  5.625% senior notes due 2007..............................             --            698.9
                                                                  ---------        ---------
    Total debt..............................................       11,122.7         11,125.1
                                                                  ---------        ---------
STOCKHOLDERS' EQUITY:
Class A common stock, par value $.01 per share; 750.0 shares
  authorized; 138.8 shares issued...........................            1.4              1.4
Class B common stock, par value $.01 per share; 10,000.0
  shares authorized; 1,697.0 shares issued..................           17.0             17.0
Additional paid-in capital..................................       64,980.6         64,980.6
Retained earnings...........................................        1,208.3          1,208.3
Accumulated other comprehensive loss........................         (152.7)          (152.7)
Treasury stock..............................................       (3,337.8)        (3,337.8)
                                                                  ---------        ---------
  Total stockholders' equity................................       62,716.8         62,716.8
                                                                  ---------        ---------
  Total capitalization......................................      $73,839.5        $73,841.9
                                                                  =========        =========

------------------------

(1) Except as set forth above and except as otherwise disclosed in any documents incorporated herein by reference, there has been no material change in the total capitalization of Viacom since December 31, 2001.

(2) Viacom will adopt Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS 142), in the first quarter of 2002 and has determined that based on segment valuation studies with the exception of Blockbuster, none of Viacom's reporting units has an impairment. The impairment charge will be determined after the fair value of Blockbuster has been allocated to specific assets and liabilities and will be recognized as a cumulative effect of a change in accounting principle. Any potential write-off of Blockbuster's goodwill would represent an insignificant decrease relative to Viacom's consolidated intangibles of approximately $71 billion.

(3) We expect to use the net proceeds from the offering for general corporate purposes. We have reflected the use of net proceeds above as a temporary reduction of outstanding commercial paper.

                       RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)

    The ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividend requirements for Viacom are set forth below on a historical basis for each year in the five-year period ended
December 31, 2001.

    For purposes of computing the following ratios, earnings represents income from continuing operations before fixed charges and taxes. Fixed charges represent interest expense, amortization of capitalized interest and such portion of rental expense which represents an appropriate interest factor.

                                                              YEAR ENDED DECEMBER 31,
                                                ----------------------------------------------------
                                                  2001       2000       1999       1998       1997
                                                --------   --------   --------   --------   --------
                                                                   (IN MILLIONS)
Earnings (loss) before income taxes...........  $  782.8   $  560.6   $  843.9    $137.3    $1,178.5
Add:
  Share in income of fifty-percent-owned
    affiliates and distributed income of
    affiliated companies......................       9.6       32.5      (49.0)    (51.5)     (174.1)
  Interest expense, net of capitalized
    interest..................................     976.3      842.5      461.0     631.2       790.7
  Capitalized interest amortized..............        --        2.2        5.7      11.5         4.1
   1/3 of rental expense......................     348.8      298.2      213.8     186.8       225.0
                                                --------   --------   --------    ------    --------
Total Earnings................................  $2,117.5   $1,736.0   $1,475.4    $915.3    $2,024.2
                                                ========   ========   ========    ======    ========
Fixed charges:
  Interest expense, net of capitalized
    interest..................................  $  976.3   $  842.5   $  461.0    $631.2    $  791.7
   1/3 of rental expense......................     348.8      298.2      213.8     186.8       225.0
                                                --------   --------   --------    ------    --------
Total fixed charges...........................  $1,325.1   $1,140.7   $  674.8    $818.0    $1,016.7
Preferred Stock dividend requirements.........        --         --        0.8     118.2       137.6
                                                --------   --------   --------    ------    --------
Total fixed charges and Preferred Stock
  dividend requirements.......................  $1,325.1   $1,140.7   $  675.6    $936.2    $1,154.3
                                                --------   --------   --------    ------    --------
Ratio of earnings to fixed charges............      1.6x       1.5x       2.2x      1.1x        2.0x
                                                ========   ========   ========    ======    ========
Ratio of earnings to combined fixed charges
  and Preferred Stock dividend requirements...      1.6x       1.5x       2.2x      Note(a)     1.8x
                                                ========   ========   ========    ======    ========

Note:

(a) Earnings are inadequate to cover fixed charges. The dollar amount of the cover deficiency is $20.9 in 1998.

                          DESCRIPTION OF SENIOR NOTES

GENERAL

    We provide information to you about the senior notes in two separate documents:

    - the accompanying prospectus and

    - this prospectus supplement.

    The following statements about the senior notes are summaries and are subject to, and qualified in their entirety by reference to, the accompanying prospectus and the "2001 senior indenture" referred to in the accompanying prospectus. See "General Description of the Debt Securities" and "Description of the 2001 Debt Securities" in the accompanying prospectus for additional information concerning the senior notes and the 2001 senior indenture. The following statements, therefore, do not contain all the information that may be important to you. Not all the defined terms used in this prospectus supplement are defined herein, and you should refer to the accompanying prospectus or the 2001 senior indenture for the definitions of such terms. The provisions of the 2001 senior indenture set forth the terms of the senior notes in greater detail than this prospectus supplement or the accompanying prospectus. If the statements in this prospectus supplement differ from the provisions of the 2001 senior indenture, the provisions of the 2001 senior indenture control.

    The senior notes:

    - will be unsecured obligations of Viacom;

    - will rank equally with all other unsecured and unsubordinated indebtedness of Viacom from time to time outstanding;

    - will be fully and unconditionally guaranteed by Viacom International, which guarantee will rank equally with all other unsecured and unsubordinated indebtedness of Viacom International from time to time outstanding;

    - will initially be limited in aggregate principal amount to $700,000,000, which aggregate principal amount may, without the consent of holders, be increased in the future on the same terms as to status, CUSIP number or otherwise as the senior notes being offered hereby;

    - will mature on May 1, 2007;

    - will be issued in denominations of not less than $1,000 and in integral multiples of $1,000; and

    - are expected to be listed on the Luxembourg Stock Exchange.

    Each senior note will bear interest at a rate of 5.625% per annum. Interest will be payable on the senior notes on May 1 and November 1 of each year beginning on November 1, 2002 and will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the senior notes will accrue from and including the settlement date and will be paid to holders of record on the April 15 or October 15 immediately before the interest payment date. The senior notes will mature on May 1, 2007. On the maturity dates of the senior notes, the holders will be entitled to receive 100% of the principal amount of the senior notes. The senior notes do not provide for any sinking fund.

    If any interest payment date falls on a Saturday, Sunday, legal holiday or day on which banking institutions in The City of New York are authorized by law to close, then payment of interest may be made on the next succeeding business day and no interest will accrue because of such delayed payment.

    As of December 31, 2001, our subsidiaries, other than Viacom International, had approximately $1.1 billion of indebtedness outstanding. Viacom International is a wholly owned subsidiary of Viacom, with approximately $730 million of indebtedness outstanding as of December 31, 2001. Viacom

International's subsidiaries had approximately $924 million of indebtedness outstanding as of December 31, 2001.

    The senior notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. We are not required to make any payment to a holder with respect to any tax, assessment or other governmental charge imposed (by withholding or otherwise) by any government or a political subdivision or taxing authority thereof or therein due and owing with respect to the senior notes. In this regard, holders should be aware that the European Union is currently considering a proposal for a new directive regarding the taxation of savings income as described below under "Certain European Union Tax Proposals". In the event that such a European Union directive is adopted and a withholding tax or other deduction is imposed thereunder, we will have no obligation to pay any additional amounts with respect to such tax or deduction or to indemnify a holder for such tax or deduction.

FURTHER ISSUES

    We may from time to time, without notice to or the consent of the holders of the senior notes, create and issue further senior notes ranking equally and ratably with the senior notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date or except, in some circumstances, for the first payment of interest following the issue date of those further senior notes. Any such further senior notes will be consolidated with and form a single series with the senior notes currently being offered and will have the same terms as to status, CUSIP number or otherwise as the senior notes. Any such further senior notes will be issued pursuant to a resolution of our board of directors, a supplement to the 2001 senior indenture, or under an officer's certificate pursuant to the 2001 senior indenture.

THE TRUSTEE AND TRANSFER AND PAYING AGENT

    The Bank of New York, acting through its principal corporate trust office at 101 Barclay Street, 21 West, New York, New York, is the Trustee for the senior notes and is the transfer and paying agent for the senior notes. Payment of principal and interest will be payable, and the senior notes will be transferable, at the office of the paying agent. We may, however, pay interest by check mailed to registered holders of the senior notes. At the maturity of the senior notes, the principal, together with accrued interest thereon, will be payable in immediately available funds upon surrender of such senior notes at the office of the Trustee.

EVENTS OF DEFAULT

    See "Description of the 2001 Debt Securities--Default and Remedies" in the accompanying prospectus.

APPLICATION OF DEFEASANCE PROVISION

    The accompanying prospectus contains a section entitled "Description of the 2001 Debt Securities--Defeasance and Covenant Defeasance." That section describes provisions for the full defeasance and covenant defeasance of securities held under the 2001 senior indenture. Those provisions will apply to the senior notes.

    To effect full defeasance or covenant defeasance of the senior notes, we would be required to deliver to the Trustee an opinion of counsel to the effect that the deposit of money or U.S. government obligations in the trust created when we elect full defeasance or covenant defeasance will not cause the holders of the affected series of senior securities to recognize income, gain or loss for federal income tax purposes.

BOOK ENTRY, DELIVERY AND FORM

    The senior notes will be issued in one or more fully registered global securities (each a "Global Security") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary") and registered in the name of Cede & Co., the Depositary's nominee. We will not issue senior notes in certificated form except in certain circumstances. Beneficial interests in the Global Securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary (the "Depositary Participants"). Investors may elect to hold interests in the Global Securities through either the Depositary (in the United States), or Clearstream Banking Luxembourg ("Clearstream Luxembourg") or Euroclear (in Europe) if they are participants in those systems, or, indirectly through organizations that are participants in those systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depositary. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream Luxembourg and JPMorgan Chase Bank acts as U.S. depositary for Euroclear (the "U.S. Depositaries"). Beneficial interests in the Global Securities will be held in denominations of $1,000 and integral multiples thereof. Except as set forth below, the Global Securities may be transferred, in whole but not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

    The Depositary has advised us and the underwriters that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and, a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Direct Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the Depositary's book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the Securities and Exchange Commission.

    Clearstream Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations ("Clearstream Luxembourg Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg Participants through electronic book-entry changes in accounts of Clearstream Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters or their affiliates. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream Luxembourg Participant either directly or indirectly.

    Distributions with respect to the senior notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

    Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

    Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

    Distributions with respect to the senior notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

    Euroclear has advised that investors that acquire, hold and transfer interests in the senior notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the senior notes.

    The Euroclear Operator has advised that under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Euroclear Participants credited with such interests in securities on the Euroclear Operator's records, all Euroclear Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interest in securities actually on deposit.

    Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it, such as dividends, voting rights and other entitlements, to any person credited with such interests in securities on its records.

    If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue the senior notes in definitive form in exchange for the entire Global Security representing such senior notes. In addition, we may at any time, and in our sole discretion, determine not to have the senior notes represented by the Global Security and, in such event, will issue senior notes in definitive form in exchange for the Global Security representing such senior notes. In any such instance, an owner of a beneficial interest in the Global Security will be entitled to physical delivery in definitive form of senior notes represented by such Global Security equal in principal amount to such beneficial interest and to have such senior notes registered in its name.

    Title to book-entry interests in the senior notes will pass by book-entry registration of the transfer within the records of Clearstream Luxembourg, Euroclear or the Depositary, as the case may be, in accordance with their respective procedures. Book-entry interests in the senior notes may be transferred within Clearstream Luxembourg and within Euroclear and between Clearstream Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream Luxembourg and Euroclear. Book-entry interests in the senior notes may be transferred within the Depositary in accordance with procedures established for this purpose by the Depositary. Transfers of book-entry interests in the senior notes among Clearstream Luxembourg and Euroclear and the Depositary may be effected in accordance with procedures established for this purpose by Clearstream Luxembourg, Euroclear and the Depositary.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

    Initial settlement for the senior notes will be made in immediately available funds. Secondary market trading between Depositary Participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. Secondary market trading between Clearstream Luxembourg Participants and Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

    Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream Luxembourg or Euroclear Participants, on the other, will be effected through the Depositary in accordance with the Depositary's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

    The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving the senior notes in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Luxembourg Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

    Because of time-zone differences, credits of the senior notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a Depositary Participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits, or any transactions in the senior notes settled during such processing, will be reported to the relevant Euroclear Participants or Clearstream Luxembourg Participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of senior notes by or through a Clearstream Luxembourg Participant or a Euroclear Participant to a Depositary Participant will be received with value on the business day of settlement in the Depositary but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

    Although the Depositary, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of the Depositary, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

CERTAIN EUROPEAN UNION TAX PROPOSALS

    The European Union is currently considering a proposal for a new directive regarding the taxation of savings income. Subject to a number of important conditions being met, it is proposed that member states of the European Union will be required to provide to the tax authorities of another member state details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other member state, subject to the right of certain member states to opt instead for a withholding system for a transitional period in relation to these payments.

                        UNITED STATES TAX CONSIDERATIONS

    The following describes the material United States federal income tax consequences of the ownership and disposition of senior notes to holders of senior notes purchasing the senior notes at the offering price to investors set forth on the cover page of this prospectus supplement. This description is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. These statements address only the tax consequences to initial holders holding senior notes as capital assets within the meaning of Section 1221 of the Code. They do not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, United States Holders (as defined below) whose functional currency (as defined in Code Section 985) is not the U.S. dollar, persons holding senior notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction, traders in securities that elect to mark to market, holders liable for alternative minimum tax or persons who have ceased to be United States citizens or to be taxed as resident aliens. Persons considering the purchase of the senior notes should consult their tax advisers concerning the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to their particular situations.

    As used in this section, a "United States Holder" means a beneficial owner of senior notes that is for United States federal income tax purposes a holder that is a United States person. "United States person" means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, any State thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable United States Treasury regulations), any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons, will also be United States persons. A "non-United States person" means a person who is not a United States person.

    As used in this section, the term "United States Alien Holder" means a beneficial owner of senior notes that is, for United States federal income tax purposes:

    - a nonresident alien individual;

    - a foreign corporation;

    - a nonresident alien fiduciary of a foreign estate or trust; or

    - a foreign partnership one or more of the members of which is a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

    PAYMENTS OF INTEREST

    Interest on senior notes will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder's method of accounting for federal income tax purposes.

    SALE, EXCHANGE OR RETIREMENT

    Upon the sale, exchange or retirement of senior notes, a United States Holder will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement of the senior notes and such Holder's adjusted tax basis in the senior notes. A United States Holder's adjusted tax basis in senior notes will equal the cost of the senior notes to such Holder, subject to possible reduction by amortized bond premium. The amount realized excludes any amounts attributable to unpaid interest accrued between interest payment dates and not previously included in income, which will be taxable as ordinary income. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or retirement the senior notes have been held for more than one year. Under current laws, the excess of the taxpayer's net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, the limitations on the deductibility of capital losses.

TAX CONSEQUENCES TO UNITED STATES ALIEN HOLDERS

    Under present United States federal tax law, and subject to the discussion below concerning backup withholding:

    (a) payments of principal, interest and premium on the senior notes by Viacom or its paying agent to any United States Alien Holder will be exempt from the 30% United States federal withholding tax, provided that
       (i) such Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Viacom entitled to vote, (ii) such Holder is not a controlled foreign corporation related, directly or indirectly, to Viacom through stock ownership, and (iii) the requirement to certify such Holder's non-U.S. status, as set forth in section 871(h) or section 881(c) of the Code, has been fulfilled with respect to the beneficial owner, as discussed below;

    (b) a United States Alien Holder of senior notes will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of such senior notes, unless (i) such Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and either the gain is attributable to an office or other fixed place of business maintained by such individual in the United States or, generally, such individual has a "tax home" in the United States or (ii) such gain is effectively connected with the Holder's conduct of a trade or business in the United States (and, if an income tax treaty applies, generally is attributable to a U.S. "permanent establishment" maintained by such Holder); and

    (c) senior notes held by an individual who is not, for United States estate tax purposes, a resident or citizen of the United States at the time of his death will not be subject to United States federal estate tax, provided that the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Viacom entitled to vote and, at the time of such individual's death, payments with respect to such senior notes would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

    The certification requirement referred to in subparagraph (a) will be fulfilled if the beneficial owner of senior notes certifies on Internal Revenue Service Form W-8BEN or successor form under penalties of perjury, that it is not a United States person and provides its name and address, and (i) such beneficial owner files such Form W-8BEN or successor form with the withholding agent or (ii) in the case of senior notes held on behalf of the beneficial owners by a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business, such financial institution files with the withholding agent a statement that it has received the Form W-8BEN or successor form from the United States Alien Holder, furnishes the withholding agent with a copy thereof and otherwise complies with the applicable Internal Revenue Service requirements.

    Alternatively, these certification requirements will not apply if the beneficial owner of the senior notes holds those securities directly through a "qualified intermediary" (which is a non-U.S. office of a bank, securities dealer or similar intermediary that has signed an agreement with the Internal Revenue Service concerning withholding tax procedures), the qualified intermediary has sufficient information in its files to indicate that the holder is a United States Alien Holder and the intermediary complies with Internal Revenue Service requirements. Special rules may apply with respect to senior notes held by a foreign partnership. Prospective investors, including foreign partnerships and their partners and Holders who hold their senior notes through a qualified intermediary, should consult their tax advisers regarding possible reporting requirements.

    If a United States Alien Holder of senior notes is engaged in a trade or business in the United States, and if interest on the senior notes (or gain realized on their sale, exchange or other disposition) is effectively connected with the conduct of such trade or business (and, if an income tax treaty applies, generally is attributable to a U.S. "permanent establishment" maintained by such Holder), the United States Alien Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will be subject to regular United States income tax on such effectively connected income, generally in the same manner as if it were a United States Holder. See "Tax Consequences to United States Holders" above. In lieu of the certificate described in the second preceding paragraph, such a Holder will he required to provide to the withholding agent a properly executed Internal Revenue Service Form W-8EC1 or successor form, as appropriate, to claim an exemption from withholding tax. In addition, if such United States Alien Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year attributable to such effectively connected income, subject to certain adjustments.

    Interest payments made to a United States Alien Holder will generally be reported to the Holder and to the Internal Revenue Service on Form 1042-S. However, this reporting does not apply if the Holder holds the senior notes directly through a qualified intermediary.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Under current United States federal income tax law, information reporting requirements apply to certain payments of principal, premium and interest made to, and to the proceeds of sales before maturity by, noncorporate United States Holders. In addition, a backup withholding tax will apply if the noncorporate United States Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, is his Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments, or (iv) under certain circumstances fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. Holders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable. The rate for backup withholding is 30% for 2002 and 2003, 29% for 2004 and 2005, and 28% for subsequent years.

    Backup withholding will not apply to payments made on senior notes if the certifications required by Sections 871(h) and 881(c) as described above are received or if the exemption for qualified intermediaries discussed above applies, provided that Viacom or its paying agent or the qualified intermediary, as the case may be, does not have actual knowledge or reason to know that the payee is a United States person. Under current Treasury Regulations, payments on the sale, exchange or other disposition of senior notes made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is:

    - a United States person;

    - a controlled foreign corporation for United States federal income tax purposes;

    - a foreign person 50% or more of whose gross income for certain periods is effectively connected with a United States trade or business; or

    - a foreign partnership with certain connections to the United States;

    then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge or reason to know that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the Holder certifies, under penalties of perjury, that it is not a United States person and the payor does not have actual knowledge or reason to know that the Holder is a United States person, or the Holder otherwise establishes an exemption.

    United States Alien Holders of senior notes should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a United States Alien Holder under the backup withholding rules will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the Holder files a United States income tax return and the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

    We intend to offer the senior notes through the underwriters. Banc of America Securities LLC and J.P. Morgan Securities Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement dated April 18, 2002 among Banc of America Securities LLC, J.P. Morgan Securities Inc., the other underwriters named below, Viacom International and us, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the senior notes set forth opposite their names below.

                                                           PRINCIPAL AMOUNT
UNDERWRITERS                                                OF SENIOR NOTES
------------                                               -----------------
Banc of America Securities LLC...........................    $280,000,000
J.P. Morgan Securities Inc...............................     280,000,000
Daiwa Securities SMBC Europe Limited.....................      46,667,000
Fleet Securities, Inc....................................      46,667,000
Tokyo-Mitsubishi International plc.......................      46,666,000
                                                             ------------
  Total..................................................    $700,000,000
                                                             ============

    The underwriters have agreed to purchase all of the senior notes being sold pursuant to the terms and conditions of the underwriting agreement if any of these senior notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

    The underwriters are offering the senior notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the senior notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

    To the extent that any underwriter that is not a U.S. registered broker-dealer intends to effect sales of the senior notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with applicable U.S. securities laws and regulations.

COMMISSIONS AND DISCOUNTS

    The underwriters have advised us that they propose initially to offer the senior notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain securities dealers at that price less a concession of $2.00 per senior note. The underwriters may allow and the dealers may reallow a concession not in excess of $1.25 per senior note to other dealers. After the initial public offering, the underwriters may change the public offering price and concessions. We will pay the expenses of the offering which are estimated to be approximately $300,000, excluding the underwriting discount.

NEW ISSUE OF SENIOR NOTES

    The senior notes are a new issue of securities and, although we intend to apply to list the senior notes on the Luxembourg Stock Exchange, there is currently no established trading market and we cannot assure you that such listing will be obtained. The underwriters have advised us that they presently intend to make a market in the senior notes after completion of this offering. However, they are under no obligation to do so and may discontinue any market-making in the senior notes at any time without any notice. A liquid or active public trading market for the senior notes may not develop. If an active trading market for the senior notes does not develop, the market price and liquidity of the senior notes may be adversely affected. If the senior notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. Neither we nor the underwriters can give you any assurance as to the liquidity of any trading market for the senior notes.

PRICE STABILIZATION AND SHORT POSITIONS

    In connection with this offering, the underwriters may engage in transactions that stabilize the market price of the senior notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the senior notes. If the underwriters create a short position in the senior notes in connection with this offering, I.E., if they sell more senior notes than are listed on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing senior notes in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the senior notes in this offering, if the syndicate repurchases previously distributed senior notes in syndicate covering transactions, stabilization transactions or otherwise. Purchases of senior notes to stabilize the price or to reduce a short position could cause the price of the senior notes to be higher than it might be in the absence of such purchases. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the senior notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

SELLING RESTRICTIONS

    Each underwriter has represented and agreed that (a) it has not offered or sold and, prior to the expiration of the period of six months from the closing date for the issue of the senior notes, will not offer or sell any senior notes to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom, within the meaning of the Public Offers of Securities Regulations 1995, (b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of any senior notes in circumstances in which section 21(1) of the FSMA does not apply to Viacom, and (c) it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the senior notes in, from or otherwise involving the United Kingdom.

    Each underwriter has acknowledged that offers and sales of the senior notes in Germany are subject to the restrictions provided in the German Securities Prospectus Act (WERTPAPIER-VERKAUFSPROSPEKTGESETZ) with respect to Euro-securities (EURO-WERTPAPIERE); in particular, the senior notes may not be offered in Germany by way of public promotion.

    Each underwriter has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in The Netherlands any senior notes other than to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises) or otherwise in compliance with any other applicable laws or regulations of The Netherlands.

    Each of the underwriters has agreed that it has not directly or indirectly offered or sold, and it will not directly or indirectly offer or sell, any senior notes in Japan or for the benefit of any resident of Japan (which term as used in this paragraph means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, regulations and guidelines of Japan.

STAMP TAXES

    Purchasers of the senior notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

SETTLEMENT ARRANGEMENTS

    It is expected that delivery of the senior notes will be made against payment therefor on or about the date specified in the last paragraph on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade senior notes on the date of this prospectus supplement or the next four succeeding business days will be required, by virtue of the fact that the senior notes initially will settle in five business days, to specify alternative settlement arrangements at the time of such trade to prevent failed settlement. Purchasers of senior notes who wish to trade senior notes on the date of this prospectus supplement or the next four succeeding business days should consult their own advisors.

OTHER RELATIONSHIPS

    Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received customary fees and commissions for these transactions. William H. Gray III, one our directors, is also a director of J.P. Morgan Chase & Co., which is an affiliate of J.P. Morgan Securities Inc. Richard J. Bressler, our Senior Executive Vice President and Chief Financial Officer, also serves on the J.P. Morgan Chase & Co. National Advisory Board.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

    Our Class A common stock and Class B common stock are listed on the New York Stock Exchange. Information about us also is available at the New York Stock Exchange. In accordance with U.S. securities laws, Viacom International is not obligated to file annual, quarterly and current reports, proxy statements and other information with the SEC. Accordingly, Viacom International does not file separate financial statements with the SEC and does not independently publish its financial statements. Viacom International's financial condition, results of operations and cash flows are consolidated into the financial statements of Viacom.

    We are "incorporating by reference" specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended including filings made after the date of the initial registration statement and until we sell all of the senior notes:

    - Our Annual Report on Form 10-K for the year ended December 31, 2001;

    - Our Current Report on Form 8-K dated May 4, 2000, as amended on July 17, 2000 and our Current Report on Form 8-K dated February 13, 2002;

    - Our definitive Proxy Statement dated April 15, 2002; and

    - The consolidated statements of income and corprehensive income, shareholders' equity and cash flows of CBS Corporation, as set forth in
      Item 8 and the related notes thereto to CBS's Annual Report on Form 10-K for the year ended December 31, 1999, as amended on April 28, 2000.

    You may obtain a copy of these filings at no cost, by writing or telephoning us at the following address:

                                  Viacom Inc.
                                 1515 Broadway
                                   52nd Floor
                            New York, New York 10036
                            Attn: Investor Relations
                          Phone Number: (212) 258-6000

    In addition, copies of all documents that we incorporated into this prospectus supplement by reference may be obtained free of charge at the offices of Kredietbank S.A. Luxembourgeoise, 43, Boulevard Royal, L-2955 Luxembourg, our Luxembourg paying and transfer agent.

                                 LEGAL MATTERS

    The validity of the senior notes and the guarantees will be passed upon for us and for Viacom International by Shearman & Sterling, New York, New York, and for the underwriters by Hughes Hubbard & Reed LLP, New York, New York. Hughes Hubbard & Reed LLP performs legal services for us and Viacom International from time to time.

                                    EXPERTS

    Our financial statements incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated statements of income and comprehensive income, shareholders' equity and cash flows of CBS for the year ended December 31, 1999, incorporated in this prospectus supplement by reference from Item 8 of CBS's Annual Report on Form 10-K for the year ended December 31, 1999 and the related notes, have been audited by KPMG LLP, independent auditors as stated in their report, which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                              GENERAL INFORMATION

LISTING

    Application will be made to list the senior notes on the Luxembourg Stock Exchange. No assurances can be made, however, that such listings will be obtained. Prospective purchasers are advised to check the listing status with the Luxembourg listing agent where a listing prospectus supplement will be made available. Our Restated Certificate of Incorporation and the legal notice relating to the issue of the senior notes will be deposited prior to the relevant listing with the Registrar of the District Court in Luxembourg (GREFFIER EN CHEF DU TRIBUNAL D'ARRONDISSEMENT A LUXEMBOURG), where such documents are available for inspection and where copies may be obtained on request, free of charge. As long as the senior notes are listed on the Luxembourg Stock Exchange, an agent for making payments on, and transfers of, senior notes will be maintained in Luxembourg.

MANAGEMENT OF VIACOM

    Our corporate headquarters are located at 1515 Broadway, New York, New York 10036. The following people comprise the management of Viacom Inc.: Sumner M. Redstone, Age 78, Chairman of the Board of Directors and Chief Executive Officer; Mel Karmazin, Age 58, President and Chief Operating Officer; Richard J. Bressler, Age 44, Senior Executive Vice President and Chief Financial Officer; Carl D. Folta, Age 44, Senior Vice President, Corporate Relations; Robert G. Freedline, Age 44, Vice President and Treasurer; Michael D. Fricklas, Age 42, Executive Vice President, General Counsel and Secretary; Susan C. Gordon, Age 48, Vice President, Controller and Chief Accounting Officer; Carol A. Melton, Age 47, Senior Vice President, Government Affairs; William A. Roskin, Age 59, Senior Vice President, Human Resources and Administration; and Martin M. Shea, Age 58, Senior Vice President, Investor Relations.

CONSENTS

    We will obtain all material consents, approvals and authorizations in connection with the issue of the senior notes. The issuance of the senior notes was adopted by resolutions of our Board of Directors and by resolutions of the Special Securities Committee of our Board of Directors.

DOCUMENTS

    You may inspect copies of the following documents at the specified office of the paying and transfer agent in Luxembourg:

    - our Restated Certificate of Incorporation;

    - the underwriting agreement relating to the senior notes; and

    - the 2001 senior indenture governing the senior notes (which includes a form of global certificate evidencing the senior notes).

    In addition to information available as indicated under the section "Where You Can Find More Information," copies of our most recent consolidated financial statements for the preceding financial year, and any interim quarterly financial statements published, will be available at the specified office of the paying and transfer agent in Luxembourg, for so long as the senior notes are listed on the Luxembourg Stock Exchange. We publish only consolidated financial statements.

CLEARING SYSTEMS

    The senior notes are expected to be accepted for clearance through the facilities of The Depository Trust Company, Clearstream Luxembourg and Euroclear. Relevant trading information is set forth below.

                                                                     COMMON
                                                        CUSIP         CODE           ISIN
                                                     -----------   ----------   --------------
5.625% Senior Notes due 2007.......................  925524AS94     014699546   US925524AS94

NOTICES

    So long as the senior notes are listed on the Luxembourg Stock Exchange and it is required by the rules of the Luxembourg Stock Exchange, publication of notice to holders of the senior notes will be made in English in a leading newspaper having general circulation in Luxembourg (which is expected to be the LUXEMBOURG WORT) or, if that publication is not practicable, in one other leading English language daily newspaper with general circulation in Europe, that is published each business day in morning editions, whether or not published in Saturday, Sunday or holiday editions.

LITIGATION

    Except as disclosed in this prospectus supplement or as otherwise disclosed in the materials incorporated by reference in this prospectus supplement, neither Viacom nor Viacom International is involved in any litigation or arbitration proceedings relating to claims or amounts which are material in the context of the issuance of the senior notes nor, so far as Viacom or Viacom International is aware, is any such litigation or arbitration pending or threatened.

P R O S P E C T U S

                                 $5,000,000,000

                                  VIACOM INC.

                CERTAIN SECURITIES OF WHICH ARE UNCONDITIONALLY
                   GUARANTEED AS TO PAYMENT OF PRINCIPAL AND
                     INTEREST BY VIACOM INTERNATIONAL INC.
                   (A WHOLLY OWNED SUBSIDIARY OF VIACOM INC.)

                              -------------------

    We may offer and sell, from time to time, in one or more offerings and series, together or separately:

    - 2001 senior debt securities of Viacom;

    - 2001 senior subordinated debt securities of Viacom;

    - 1995 senior debt securities of Viacom;

    - preferred stock of Viacom;

    - guarantees of Viacom International of any of the foregoing; and

    - warrants representing rights to purchase 2001 senior debt securities, 2001 senior subordinated debt securities, 1995 senior debt securities or preferred stock of Viacom.

    The 2001 senior debt securities, 2001 senior subordinated debt securities, 1995 senior debt securities and preferred stock of Viacom may be convertible into Class B common stock of Viacom.

    When we offer securities we will provide you with a prospectus supplement or term sheet describing the specific terms of the specific issue of securities, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplements or term sheets relating to the specific issue of securities before you decide to invest in any of these securities.

                              -------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is June 22, 2001.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
ABOUT THIS PROSPECTUS.......................................      i
WHERE YOU CAN FIND MORE INFORMATION.........................      1
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS...      2
THE COMPANY.................................................      4
THE GUARANTOR...............................................      4
USE OF PROCEEDS.............................................      5
RATIO OF EARNINGS TO FIXED CHARGES..........................      5
GENERAL DESCRIPTION OF THE DEBT SECURITIES..................      6
DESCRIPTION OF THE 2001 DEBT SECURITIES.....................     11
DESCRIPTION OF THE 1995 SENIOR DEBT SECURITIES..............     19
DESCRIPTION OF PREFERRED STOCK..............................     27
DESCRIPTION OF COMMON STOCK.................................     31
DESCRIPTION OF WARRANTS.....................................     33
PLAN OF DISTRIBUTION........................................     35
LEGAL MATTERS...............................................     36
EXPERTS.....................................................     36

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the SEC utilizing the "shelf" registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $5,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

    In this prospectus we use the terms "Viacom," "we," "us," and "our" to refer to Viacom Inc. References to "Viacom International" are references to Viacom International Inc. References to "2001 senior debt securities" are references to the senior debt securities that may be issued under the 2001 senior indenture; references to "2001 senior subordinated debt securities" are references to the senior subordinated debt securities that may be issued under the 2001 senior subordinated indenture; references to "1995 senior debt securities" are references to the senior debt securities that may be issued under the 1995 senior indenture; references to "2001 debt securities" are references to both the 2001 senior debt securities and the 2001 senior subordinated debt securities; and references to "debt securities" are references to the 2001 debt securities and 1995 senior debt securities, collectively. References to "securities" includes any security that we might sell under this prospectus or any prospectus supplement. References to "$" and "dollars" are to United States dollars.

    You should rely only on the information contained in or incorporated by reference in this prospectus. Viacom has not authorized anyone to provide you with different information. If anyone provides you with different or additional information, you should not rely on it. Neither Viacom nor Viacom International is making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since then.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our Class A common stock and Class B common stock are listed on the New York Stock Exchange. Information about us is also available at the New York Stock Exchange. In accordance with U.S. securities laws, Viacom International is not obligated to file annual, quarterly and current reports, proxy statements and other information with the SEC. Accordingly, Viacom International does not file separate financial statements with the SEC and does not independently publish its financial statements. Viacom International's financial condition, results of operations and cash flows are consolidated into the financial statements of Viacom.

    We are "incorporating by reference" specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, including filings made after the date of the initial registration statement and until we sell all of the securities:

    - Our Annual Report on Form 10-K for the year ended December 31, 2000;

    - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

    - Our Current Report on Form 8-K dated May 4, 2000 as amended on July 17, 2000, our Current Report on Form 8-K dated January 5, 2001, our Current Report on Form 8-K dated January 8, 2001, our Current Report on Form 8-K dated February 15, 2001, our Current Report on Form 8-K dated
      February 21, 2001, our Current Report on Form 8-K dated May 30, 2001 and our Current Report on Form 8-K dated June 1, 2001;

    - Our definitive Proxy Statement dated April 16, 2001;

    - CBS Corporation Annual Report on Form 10-K for the year ended December 31, 1999, as amended on April 28, 2000;

    - The consolidated financial statements of Infinity Broadcasting Corporation, as set forth in Item 8 to Infinity's Annual Report on Form 10-K for the year ended December 31, 1999;

    - The condensed consolidated financial statements of Infinity, as set forth in Item 1 to Infinity's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000; and

    - Our Registration Statement on Form S-4 dated January 12, 2001.

    You may obtain a copy of these filings at no cost, by writing or telephoning us at the following address: Viacom Inc., 1515 Broadway, 52nd Floor, New York, New York 10036, Attn: Investor Relations, Telephone Number: (212) 258-6000.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus and the documents incorporated by reference into this prospectus contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. These forward-looking statements generally can be identified by the use of statements that include phrases such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. You should review carefully all information, including the financial statements and the notes to the financial statements, included or incorporated by reference into this prospectus.

    The following important factors, among others, could affect our future results, causing these results to differ materially from those expressed in our forward-looking statements:

    - We derive substantial revenues from the sale of advertising time on our over-the-air networks, basic cable networks, television stations, radio stations and outdoor businesses. The advertising market has recently experienced softness. The sale of advertising time is affected by viewer demographics, viewer ratings and market conditions for advertising time. Adverse changes to any of these factors could have a negative effect on revenues.

    - Operating results derived from our motion picture and television production fluctuate depending primarily upon cost of such productions and acceptance of such productions by the public, which are difficult to predict. Motion picture and television production has experienced cycles in which increased costs of talent and other factors have resulted in higher production costs. In addition, the commercial success of our motion picture and television productions also depends upon the quality and acceptance of other competing productions, and the availability of alternative forms of entertainment and leisure time activities.

    - Our operating results also fluctuate due to the timing and availability of theatrical and home video releases, as well as a result of the recording of license fees for television exhibition of motion pictures and for syndication and basic cable exhibition of television programming in the period that the products are available for such exhibition.

    - Our basic cable network and premium subscription television networks are dependent on affiliation agreements with cable and direct broadcast satellite distributors on acceptable terms. The loss of carriage on such distributors, or continued carriage on less favorable terms, could adversely affect, with respect to basic cable networks, revenues from subscriber fees and the ability to sell advertising time, and with respect to premium subscription television networks, subscriber fee revenues.

    - Some of our businesses are seasonal. More specifically, the home video business and consumer publishing business are subject to increased periods of demand coinciding with summer and winter holidays, while a substantial majority of the theme parks operating income is generated from May through September. In addition, the home video and theme parks businesses' revenues are influenced by weather.

    - Changes in FCC laws and regulations could, directly or indirectly, adversely affect the operations and ownership of our properties.

    - We have contingent liabilities related to discontinued operations, including environmental liabilities and pending litigation. While there can be no assurance in this regard, the pending or potential litigation, environmental and other liabilities should not have a material adverse effect on us.

    - We may be adversely affected by changes in technology and its effect on competition in our markets.

    - Labor agreements covering the services of actors whom we utilize in our motion picture and television businesses are currently scheduled to expire during 2001. Work stoppages and/or higher costs in connection with these agreements could adversely impact our ability to produce or acquire new programming.

    - Other economic, business, competitive and/or regulatory factors affecting our businesses generally.

    These factors and the risk factors incorporated by reference are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results. The forward-looking statements included in this prospectus are made only as of the date of this prospectus and under
Section 27A of the Securities Act and Section 21E of the Exchange Act and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. We cannot assure you that projected results or events will be achieved.

                                  THE COMPANY

    We, together with our subsidiaries, are a diversified worldwide entertainment company with operations in six segments: Cable Networks, Television, Infinity, Entertainment, Video and Publishing. The Cable Networks segment operates MTV: MUSIC TELEVISION-Registered Trademark-, SHOWTIME-Registered Trademark-, NICKELODEON-Registered Trademark-, NICK AT NITE-Registered Trademark-, VH1 MUSIC FIRST-Registered Trademark-, TV LAND-Registered Trademark-, TNN: THE NATIONAL NETWORK,-TM- CMT: COUNTRY MUSIC TELEVISION-TM- and BET: BLACK ENTERTAINMENT TELEVISION-Registered Trademark-, among other program services. The Television segment consists of CBS-Registered Trademark- and UPN-Registered Trademark- television networks, 39 owned broadcast television stations and Viacom's television production and syndication business, including KING WORLD PRODUCTIONS-TM- and PARAMOUNT TELEVISION-TM-. The Infinity segment operates approximately 184 radio stations through INFINITY BROADCASTING-Registered Trademark- and outdoor advertising properties through INFINITY OUTDOOR-TM- and TDI-Registered Trademark-. The Entertainment segment includes PARAMOUNT PICTURES-Registered Trademark-, which produces and distributes theatrical motion pictures; PARAMOUNT
PARKS-Registered Trademark-, which owns and operates five theme parks and a themed attraction in the United States and Canada; and movie theater and music publishing operations. The Video segment consists of an approximately 82% equity interest in Blockbuster Inc., which operates and franchises BLOCKBUSTER-Registered Trademark- video stores worldwide. The remainder of Blockbuster's common stock was sold to the public in August 1999. The Publishing segment publishes and distributes consumer books and related multimedia products, under such imprints as SIMON & SCHUSTER-Registered Trademark-, POCKET BOOKS-TM-, SCRIBNER-Registered Trademark- and THE FREE PRESS-TM-. We were organized under the laws of the State of Delaware in 1986. Viacom's principal offices are located at 1515 Broadway, New York, New York 10036 and our telephone number is (212) 258-6000.

                                 THE GUARANTOR

    Viacom International, the guarantor of the debt securities and/or the preferred stock if any guarantees are issued, was organized under the laws of the State of Delaware in 1995 and has its corporate headquarters at 1515 Broadway, New York, New York 10036. Viacom International has 100 shares of common stock outstanding, all of which are held by Viacom. The operating assets of Viacom International and its subsidiaries include MTV: MUSIC TELEVISION-Registered Trademark-, SHOWTIME-Registered Trademark-, NICKELODEON-Registered Trademark-, NICK AT NITE-Registered Trademark-, VH1 MUSIC FIRST-Registered Trademark-, TV LAND-Registered Trademark-, approximately 18 broadcast television stations, all interests in the businesses of the Video, Entertainment and Publishing segments and certain related Internet sites.

                                USE OF PROCEEDS

    Unless indicated otherwise in a prospectus supplement, we expect to use the net proceeds from the sale of our securities for general corporate purposes, including acquisitions, repayment of borrowings, working capital, capital expenditures and stock repurchases.

                       RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)

    The ratios of earnings to fixed charges for Viacom are set forth below, on a pro forma basis, for the three months ended March 31, 2001 and the year ended December 31, 2000 to give effect to the merger of CBS into Viacom, the acquisition of BET Holdings II, Inc. by Viacom, the merger of Infinity into a subsidiary of Viacom and certain other transactions as if each occurred on January 1, 2000, and on a historical basis, for the three months ended
March 31, 2001 and for each year in the five-year period ended December 31, 2000.

    For purposes of computing the following ratios, earnings represent income from continuing operations before fixed charges and taxes. Fixed charges represent interest expense, amortization of capitalized interest and such portion of rental expense, which represents an appropriate interest factor.

                                                                                 YEAR ENDED DECEMBER 31,
                                      THREE MONTHS ENDED     ----------------------------------------------------------------
                                        MARCH 31, 2001                                    VIACOM HISTORICAL
                                    ----------------------     2000      ----------------------------------------------------
                                    HISTORICAL   PRO FORMA   PRO FORMA     2000       1999       1998       1997       1996
                                    ----------   ---------   ---------   --------   --------   --------   --------   --------
Ratio of Earnings to Fixed Charges     1.5x        1.4x        1.2x        1.5x       2.2x       1.1x       2.0x       1.4x

                   GENERAL DESCRIPTION OF THE DEBT SECURITIES

    The following description, together with the descriptions found in "Description of the 2001 Debt Securities" and "Description of the 1995 Senior Debt Securities", of Viacom's debt securities to be issued under the debt indentures summarizes the general terms and provisions of its debt securities to which any prospectus supplement may relate. The following descriptions also describe the specific terms of Viacom's debt securities and the extent, if any, to which the general provisions summarized may apply to any series of its debt securities in the prospectus supplement relating to such series. References to "2001 senior debt securities" are references to the senior debt securities that may be issued under the 2001 senior indenture; references to "2001 senior subordinated debt securities" are references to the senior subordinated debt securities that may be issued under the 2001 senior subordinated indenture; references to "1995 senior debt securities" are references to the senior debt securities that may be issued under the 1995 senior indenture; references to "2001 debt securities" are references to both the 2001 senior debt securities and the 2001 senior subordinated debt securities; and references to "debt securities" are references to the 2001 debt securities and the 1995 senior debt securities, collectively.

    Viacom may issue its 2001 senior debt securities from time to time, in one or more series under a senior indenture, between Viacom and The Bank of New York, as senior trustee, or another senior trustee named in a prospectus supplement. We refer to this indenture as the "2001 senior indenture." The 2001 senior indenture is filed as an exhibit to the registration statement of which this prospectus is a part. Viacom may issue its 2001 senior subordinated debt securities from time to time, in one or more series under a senior subordinated indenture, between Viacom and The Bank of New York, as senior subordinated trustee, or another senior subordinated trustee named in a prospectus supplement. We refer to this indenture as the "2001 senior subordinated indenture." The 2001 senior subordinated indenture is filed as an exhibit to the registration statement of which this prospectus is a part. Viacom may issue its 1995 senior debt securities from time to time, in one or more series under a senior indenture, dated as of May 15, 1995, among Viacom, our wholly owned subsidiary, Viacom International, as guarantor, and Citibank, N.A., as successor to State Street Bank and Trust Company and The First National Bank of Boston, Trustee. This senior indenture was supplemented by a first supplemental indenture, dated as of May 24, 1995, was further supplemented and amended by a second supplemental indenture and amendment no. 1, dated as of December 15, 1995, was further supplemented by a third supplemental indenture, dated as of July 22, 1996, was further supplemented by a fourth supplemental indenture, dated as of August 1, 2000, was further supplemented by a fifth supplemental indenture, dated January 17, 2001, was further supplemented by a sixth supplemental indenture, dated May 17, 2001 and was further supplemented by a seventh supplemental indenture, dated as of May 31, 2001. We refer to this senior indenture, as so supplemented and amended, as the "1995 senior indenture." Together the 2001 senior indenture and the 2001 senior subordinated indenture are referred to as the 2001 debt indentures, and together the 2001 debt indentures and the 1995 senior indenture are referred to as the "debt indentures." The trustee under the 2001 senior indenture is called the "2001 senior debt trustee," the trustee under the 2001 senior subordinated indenture is called the "2001 senior subordinated debt trustee" and the trustee under the 1995 senior indenture is called the "1995 senior debt trustee." Together the 2001 senior debt trustee and the 2001 senior subordinated debt trustee are called the 2001 debt trustees and together the 2001 debt trustees and the 1995 senior debt trustee are called the "debt trustees."

    None of the indentures limit the amount of debt securities that may be issued. The applicable indenture provides that debt securities may be issued up to an aggregate principal amount authorized by Viacom and may be payable in any currency or currency unit designated by Viacom.

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GENERAL

    Viacom will issue debt securities from time to time and offer its debt securities on terms determined by market conditions at the time of their sale. Viacom may issue debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. Any debt securities bearing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount, which may be substantial, from their stated principal amount. Viacom will describe the material federal income tax consequences and other special considerations applicable to any substantially discounted debt securities in a related prospectus supplement.

    You should refer to the prospectus supplement for the following terms of the debt securities offered by this registration statement:

    - the designation, aggregate principal amount and authorized denominations of the debt securities;

    - the percentage of the principal amount at which Viacom will issue the debt securities;

    - the date or dates on which the debt securities will mature;

    - the annual interest rate or rates of the debt securities, or the method of determining the rate or rates;

    - the date or dates on which any interest will be payable, the date or dates on which payment of any interest will commence and the regular record dates for the interest payment dates;

    - whether the debt securities will be guaranteed by Viacom International;

    - the terms of any mandatory or optional redemption, including any provisions for any sinking, purchase or other similar funds, or repayment options;

    - the currency, currencies or currency units for which the debt securities may be purchased and in which the principal, any premium and any interest may be payable;

    - if the currency, currencies or currency units for which the debt securities may be purchased or in which the principal, any premium and any interest may be payable is at Viacom's election or the purchaser's election, the manner in which the election may be made;

    - if the amount of payments on the debt securities is determined by an index based on one or more currencies or currency units, or changes in the price of one or more securities or commodities, the manner in which the amounts may be determined;

    - the extent to which any of the debt securities will be issuable in temporary or permanent global form, and the manner in which any interest payable on a temporary or permanent global security will be paid;

    - the terms and conditions upon which the debt securities may be convertible into or exchanged for common stock, preferred stock, or indebtedness or other securities of any person, including Viacom;

    - information with respect to book-entry procedures, if any;

    - a discussion of any material federal income tax and other special considerations, procedures and limitations relating to the debt securities; and

    - any other specific terms of the debt securities not inconsistent with the applicable debt indenture.

    If Viacom sells any of the debt securities for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or interest on any series of debt securities will be payable in one or more foreign currencies or foreign currency units, it will describe the restrictions, elections,

                                       7
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any material federal income tax consequences, specific terms and other information with respect to the issue of debt securities and the currencies or currency units in the related prospectus supplement.

    Unless specified otherwise in a prospectus supplement, the principal of, premium on, and interest on the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the applicable debt trustee in New York, New York. However, Viacom may make payment of interest, at its option, by check mailed on or before the payment date to the address of the person entitled to the interest payment or by transfer to an account held by the payee as it appears on the registry books of the debt trustee, Viacom or its agents.

    Unless specified otherwise in a prospectus supplement, Viacom will issue the debt securities in registered form and in denominations of $1,000 and any integral multiple of $1,000. Bearer securities, other than those issued in global form, will be issued in denominations of $5,000. No service charge will be made for any transfer or exchange of any debt securities, but Viacom may, except in specific cases not involving any transfer, require payment of a sufficient amount to cover any tax or other governmental charge payable in connection with the transfer or exchange.

    Viacom's rights and the rights of its creditors, including holders of debt securities, to participate in any distribution of assets of any Viacom subsidiary upon its liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that Viacom's claims as a creditor of the subsidiary may be recognized.

GUARANTEES

    Viacom International may unconditionally guarantee the due and punctual payment of the principal of, premium, if any, and any interest on the debt securities when and as the same shall become due and payable, whether at maturity, upon redemption, upon acceleration or otherwise. The guarantees of the debt securities will be endorsed on the debt securities.

    Various federal and state fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court of competent jurisdiction to subordinate or avoid all or part of any guarantee issued by Viacom International. The applicable debt indentures provide that in the event that the guarantees would constitute or result in a fraudulent transfer or conveyance for purposes of, or result in a violation of, any United States federal, or applicable United States state, fraudulent transfer or conveyance or similar law, then the liability of Viacom International under the guarantees shall be reduced to the extent necessary to eliminate such fraudulent transfer or conveyance or violation under the applicable fraudulent transfer or conveyance or similar law. Application of this clause could limit the amount which holders of debt securities may be entitled to collect under the guarantees. Holders, by their acceptance of the debt securities, will have agreed to such limitations.

    To the extent that a court were to find that (x) a guarantee was incurred by Viacom International with the intent to hinder, delay or defraud any present or future creditor or (y) Viacom International did not receive fair consideration or reasonably equivalent value for issuing its guarantee and Viacom International (i) was insolvent or rendered insolvent by reason of the issuance of the guarantee, (ii) was engaged or about to engage in a business or transaction for which the remaining assets of Viacom International constituted unreasonably small capital to carry on its business or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could subordinate or avoid all or part of such guarantee in favor of Viacom International's other creditors. To the extent any guarantee issued by Viacom International was voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of any debt securities guaranteed by Viacom International could cease to have any claim against Viacom International and would be creditors solely of Viacom.

                                       8
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    We and Viacom International believe that the issuances of the guarantees by
Viacom International are not fraudulent conveyances. There can be no assurance, however, that a court passing on such questions would reach the same conclusions. In rendering their opinions on the validity of the 2001 senior debt securities, 2001 senior subordinated securities and 1995 senior securities and, if applicable, the related guarantees, neither our counsel, counsel for Viacom International nor counsel for any initial purchaser or underwriter will express any opinion as to federal or state laws relating to fraudulent transfers.

RANKING

    The 2001 senior debt securities will be senior unsecured obligations of Viacom and will rank equally in right of payment with all of Viacom's other unsecured and unsubordinated indebtedness. The guarantees on the 2001 senior debt securities will be senior unsecured obligations of Viacom International and will rank equally in right of payment with all of Viacom International's other unsecured and unsubordinated indebtedness.

    The 2001 senior subordinated debt securities will be senior unsecured subordinated obligations of Viacom and will be subordinated in right of payment to Viacom's senior indebtedness. The guarantees on the 2001 senior subordinated debt securities will be senior unsecured subordinated obligations of Viacom International and will be subordinated in right of payment to Viacom International's senior indebtedness.

    The 1995 senior debt securities will be senior unsecured obligations of Viacom and will rank equally in right of payment with all of Viacom's other unsecured and unsubordinated indebtedness. The guarantees on the 1995 senior debt securities will be senior unsecured obligations of Viacom International and will rank equally in right of payment with all of Viacom International's other unsecured and unsubordinated indebtedness.

    The debt securities and the guarantees will be effectively subordinated to any secured indebtedness of Viacom or Viacom International, as the case may be, to the extent of the value of the assets securing such indebtedness. The debt indentures do not limit the amount of debt that Viacom, Viacom International or their respective subsidiaries can incur.

    In addition, both Viacom International and Viacom conduct their operations through subsidiaries, which generate a substantial portion of their respective operating income and cash flow. As a result, distributions or advances from subsidiaries of Viacom and Viacom International are a major source of funds necessary to meet their respective debt service and other obligations. Contractual provisions, laws or regulations, as well as a subsidiaries' financial condition and operating requirements, may limit the ability of Viacom or Viacom International to obtain cash required to pay Viacom's debt service obligations, including payments on the debt securities, or Viacom International's payment obligations under the guarantees. The debt securities (whether senior or subordinated obligations of Viacom) will be structurally subordinated to all obligations of Viacom's subsidiaries (other than Viacom International, to the extent such debt securities are guaranteed) including claims with respect to trade payables. The guarantees (whether senior or subordinated obligations of Viacom International) will be structurally subordinated to all obligations of Viacom International's subsidiaries, including claims with respect to trade payables. This means that holders of the debt securities of Viacom will have a junior position to the claims of creditors of Viacom's subsidiaries (other than Viacom International, to the extent such debt securities are guaranteed) on the assets and earnings of such subsidiaries. Holders of guarantees of Viacom International, if any, will have a junior position to the claims of creditors of Viacom International's subsidiaries on the assets and earnings of such subsidiaries and will have no claim by virtue of such guarantees against Viacom or any subsidiary of Viacom that is not a subsidiary of Viacom International. As of March 31, 2001, Viacom's subsidiaries, other than Viacom International,

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had approximately $2.3 billion of indebtedness outstanding, while Viacom
International's subsidiaries had approximately $1.4 billion of indebtedness outstanding.

GLOBAL SECURITIES

    Viacom may issue debt securities of a series, in whole or in part, in the form of one or more global securities and will deposit them with or on behalf of a depositary identified in the prospectus supplement relating to that series. Viacom may issue global securities in fully registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part, for the individual debt securities represented thereby, a global security may only be transferred among the depositary, its nominees and any successors.

    The specific terms of the depositary arrangement relating to a series of debt securities will be described in the prospectus supplement relating to that series. It is anticipated that the following provisions will generally apply to depositary arrangements.

    Upon the issuance of a global security, the depositary for the global security or its nominee will credit on its book-entry registration and transfer system the principal amounts of the individual debt securities represented by the global security to the accounts of persons that have accounts with the depositary. The accounts will be designated by the dealers, underwriters or agents with respect to the debt securities or by Viacom if the debt securities are offered and sold directly by it. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary participants or persons that hold interests through these participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by:

    - the applicable depositary or its nominee, with respect to interests of depositary participants; and

    - the records of depositary participants, with respect to interests of persons other than depositary participants.

    The laws of some states require that purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

    So long as the depositary for a global security or its nominee is the registered owner of that global security, the depositary or the nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable debt indenture. Except as provided below, owners of beneficial interests in a global security will:

    - not be entitled to have any of the individual debt securities of the series represented by the global security registered in their names;

    - not receive or be entitled to receive physical delivery of any debt security of that series in definitive form; and

    - not be considered the owners or holders thereof under the applicable 2001 debt indenture governing the debt securities.

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                    DESCRIPTION OF THE 2001 DEBT SECURITIES

FURTHER ISSUES

    Not all 2001 debt securities of any one series need be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders, for issuances of additional 2001 debt securities of such series.

PAYMENT AND PAYING AGENTS

    Payments of principal of, any premium on, and any interest on individual 2001 debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing the 2001 debt securities. Neither Viacom, the 2001 debt trustee, any paying agent, nor the security registrar for the 2001 debt securities will have any responsibility or liability for the records relating to or payments made on account of beneficial ownership interests of the global security for the 2001 debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

    Viacom expects that the depositary for a series of 2001 debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing any of the 2001 debt securities, will immediately credit participants' accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the global security for the 2001 debt securities as shown on the records of the depositary or its nominee. Viacom also expects that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." The payments will be the responsibility of those participants.

MERGER, CONSOLIDATION OR SALE OF ASSETS

    Under the terms of the 2001 debt indentures, Viacom and Viacom International generally would be permitted to consolidate or merge with another entity or to sell all or substantially all of our respective assets to another entity, subject to Viacom and Viacom International meeting all of the following conditions:

    - the resulting entity (other than Viacom or Viacom International) must agree through a supplemental indenture to be legally responsible for the 2001 debt securities;

    - immediately following the consolidation, merger, sale or conveyance, no Event of Default (as defined below) shall have occurred and be continuing;

    - the surviving entity to the transaction must be a corporation organized under the laws of a state of the United States;

    - Viacom or Viacom International, as the case may be, must deliver certain certificates and documents to the 2001 debt trustee; and

    - Viacom and Viacom International, if applicable, must satisfy any other requirements specified in the prospectus supplement relating to a particular series of 2001 debt securities.

    We and Viacom International may merge or consolidate with, or sell all or substantially all of our assets to each other or any of our Subsidiaries. When we make reference in this section to the sale of "all or substantially all of our assets," we mean property and assets generating revenues representing, in the aggregate, at least 80% of our total consolidated revenues.

    In the event that Viacom or Viacom International consolidates or merges with another entity or sells all or substantially all of its assets to another entity, the surviving entity shall be substituted for

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Viacom or Viacom International, as the case may be, under the 2001 debt indentures and Viacom or Viacom International, as the case may be, shall be discharged from all of its obligations under the 2001 debt indentures.

LIMITATIONS ON LIENS

    We covenant in the 2001 debt indentures that we will not create, assume or permit any Lien on any of our properties or assets, unless we secure the 2001 debt securities at least equally and ratably to the secured Indebtedness. The foregoing only applies to Liens that in the aggregate exceed 15% of our total consolidated assets, reduced by the Attributable Debt related to any permitted sale and leaseback arrangement. See "--Limitations on Sale and Leaseback Transactions" below. The restrictions do not apply to Capitalized Leases or Indebtedness that is secured by:

    - Liens existing, in the case of any 2001 debt securities, on the date such 2001 debt securities are issued;

    - Liens on any property or any Indebtedness of a person existing at the time the person becomes a Subsidiary (whether by acquisition, merger or consolidation);

    - Liens in favor of us or our Subsidiaries; and

    - Liens existing at the time of acquisition of the assets secured thereby and purchase money Liens.

    The restrictions do not apply to extensions, renewals or replacements of any of the foregoing types of Liens.

LIMITATIONS ON SALE AND LEASEBACK TRANSACTIONS

    We covenant in the 2001 debt indentures that neither we nor any Restricted Subsidiary will enter into any arrangement with any person to lease a Principal Property (except for any arrangements that exist on the date the 2001 debt securities are issued or that exist at the time any person that owns a Principal Property becomes a Restricted Subsidiary) which has been or is to be sold by us or the Restricted Subsidiary to the person unless:

    - the sale and leaseback arrangement involves a lease for a term of not more than three years;

    - the sale and leaseback arrangement is entered into between us and any Subsidiary or between our Subsidiaries;

    - we or the Restricted Subsidiary would be entitled to incur indebtedness secured by a Lien on the Principal Property at least equal in amount to the Attributable Debt permitted pursuant to the first paragraph under "Limitations on Liens" without having to secure equally and ratably the 2001 debt securities;

    - the proceeds of the sale and leaseback arrangement are at least equal to the fair market value (as determined by our board of directors in good faith) of the property and we apply within 180 days after the sale an amount equal to the greater of the net proceeds of the sale or the Attributable Debt associated with the property to (i) the retirement of long-term debt for borrowed money that is not subordinated to the 2001 debt securities and that is not debt to us or a Subsidiary, or (ii) the purchase or development of other comparable property; or

    - the sale and leaseback arrangement is entered into within 180 days after the initial acquisition of the Principal Property subject to the sale and leaseback arrangement.

    The term "Attributable Debt," with regard to a sale and leaseback arrangement of a Principal Property, is defined in the 2001 debt indentures as an amount equal to the lesser of: (a) the fair market value of the property (as determined in good faith by our board of directors); or (b) the

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present value of the total net amount of rent payments to be made under the lease during its remaining term, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually. The calculation of the present value of the total net amount of rent payments is subject to adjustments specified in the 2001 debt indentures.

    The term "Principal Property" is defined in the 2001 debt indentures to include any parcel of our or our Restricted Subsidiaries' real property and related fixtures or improvements located in the United States, the aggregate book value of which on the date of determination exceeds $1.0 billion. The term "Principal Property" does not include any telecommunications equipment or parcels of real property and related fixtures or improvements that are determined in good faith by our board of directors not to be of material importance to our and our Subsidiaries' total business. As of the date of this prospectus, neither we nor any of our Subsidiaries own any Principal Property.

DEFAULTS AND REMEDIES

    Holders of 2001 debt securities will have specified rights if an Event of Default (as defined below) occurs in respect of the 2001 debt securities of that series, as described below.

    The term "Event of Default" in respect of the 2001 debt securities of a particular series means any of the following:

    - Viacom does not pay interest on a 2001 debt security of such series within 30 days of its due date;

    - Viacom does not pay the principal of or any premium on a 2001 debt security of such series when due and payable, at its maturity, or upon its acceleration or redemption;

    - Viacom remains in breach of a covenant or warranty in respect of the 2001 senior indenture for 60 days after Viacom receives a written notice of default; the notice must be sent by either the 2001 debt trustee or holders of at least 25% in principal amount of a series of outstanding 2001 debt securities; or

    - Viacom or Viacom International, if guarantees are issued, files for bankruptcy, or other events of bankruptcy specified in the applicable 2001 debt indenture, insolvency or reorganization occur.

    If an Event of Default has occurred, the 2001 debt trustee or the holders of at least 25% in principal amount of the 2001 debt securities of the affected series may declare the entire unpaid principal amount (and premium, if any) of, and all the accrued interest on, the 2001 debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. There is no action on the part of the 2001 debt trustee or any holder of 2001 debt securities required for such declaration if the Event of Default is a bankruptcy, insolvency or reorganization. Holders of a majority in principal amount of the 2001 debt securities of a series may also waive certain past defaults under the 2001 debt indenture on behalf of all of the holders of such series of 2001 debt securities. A declaration of acceleration of maturity may be canceled, under specified circumstances, by the holders of at least a majority in principal amount of a series of 2001 debt securities and the 2001 debt trustee.

    Except in cases of default, where the 2001 debt trustee has special duties, a 2001 debt trustee is not required to take any action under a 2001 debt indenture at the request of holders unless the holders offer the 2001 debt trustee reasonable protection from expenses and liability satisfactory to the 2001 debt trustee. If a reasonable indemnity is provided, the holders of a majority in principal amount of a series of 2001 debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the debt trustee. The 2001 debt trustee may refuse to follow those directions in certain circumstances specified in the applicable 2001 debt

                                       13
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indenture. No delay or omission in exercising any right or remedy will be treated as a waiver of the right, remedy or Event of Default.

    Before holders are allowed to bypass the 2001 debt trustee and bring a lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the 2001 debt securities, the following must occur:

    - holders must give the 2001 debt trustee written notice that an Event of Default has occurred and remains uncured;

    - holders of at least 25% in principal amount of the outstanding 2001 debt securities of a series must make a written request that the 2001 debt trustee take action because of the default and must offer the 2001 debt trustee indemnity satisfactory to the 2001 debt trustee against the cost and other liabilities of taking that action;

    - the 2001 debt trustee must have failed to take action for 60 days after receipt of the notice and offer of indemnity; and

    - holders of a majority in principal amount of the 2001 debt securities of a series must not have given the 2001 debt trustee a direction inconsistent with the above notice for a period of 60 days after the debt trustee has received the notice.

    Holders are, however, entitled at any time to bring a lawsuit for the payment of money due on the 2001 debt securities on or after the due date.

MODIFICATION OF THE 2001 DEBT INDENTURES

    The 2001 debt indentures provide that Viacom, Viacom International, if applicable, and the 2001 debt trustee may, without the consent of any holders of 2001 debt securities, enter into supplemental indentures for the purposes, among other things, of:

    - adding to Viacom's or Viacom International's covenants;

    - adding additional events of default;

    - change or eliminate any provisions of the 2001 debt indenture so long as there are no holders entitled to the benefit of the provisions;

    - establishing the form or terms of any series of 2001 debt securities; or

    - curing ambiguities or inconsistencies in the 2001 debt indenture or making any other provisions with respect to matters or questions arising under the 2001 debt indentures.

    With specific exceptions, the 2001 debt indentures or the rights of the holders of the 2001 debt securities may be modified by Viacom, Viacom International and the 2001 debt trustee with the consent of the holders of a majority in aggregate principal amount of the 2001 debt securities of each series affected by the modification then outstanding, but no modification may be made without the consent of the holders of each outstanding 2001 debt security affected which would:

    - change the maturity of any payment of principal of, or any premium on, or any installment of interest on any 2001 debt security;

    - change the terms of any sinking fund with respect to any 2001 debt security;

    - reduce the principal amount of, or the interest or any premium on, any 2001 debt security upon redemption or repayment at the option of the holder;

    - change any obligation of Viacom to pay additional amounts;

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    - change any place of payment where, or the currency in which, any 2001 debt security or any premium or interest is payable;

    - impair the right to sue for the enforcement of any payment on or with respect to any 2001 debt security;

    - reduce the percentage in principal amount of outstanding 2001 debt securities of any series required to consent to any supplemental indenture, any waiver of compliance with provisions of a 2001 debt indenture or specific defaults and their consequences provided for in the 2001 debt indenture, or otherwise modify the sections in the 2001 debt indenture relating to these consents; or

    - reduce the obligations of Viacom International, if any, in respect of the due and punctual payment of principal, premium and interest, if any.

MEETINGS

    The 2001 debt indentures contain provisions for convening meetings of the holders of the 2001 debt securities of any or all series. Specific terms related to such meetings of the holders are described in the 2001 debt indentures.

DEFEASANCE AND COVENANT DEFEASANCE

    Viacom may elect either (i) to defease and be discharged (and, if applicable, to have Viacom International defeased and discharged) from any and all obligations with respect to the 2001 debt securities (except as otherwise provided in the 2001 debt indentures) ("defeasance") or (ii) to be released from its obligations with respect to certain covenants that are described in the 2001 debt indentures ("covenant defeasance"), upon the deposit with the 2001 debt trustee, in trust for such purpose, of money and/or government obligations that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of, premium, if any, and interest on the 2001 debt securities of such series to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous senior payments thereon. As a condition to defeasance or covenant defeasance, Viacom must deliver to the 2001 debt trustee an opinion of counsel to the effect that the holders of the 2001 debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the 2001 debt indentures.

    Viacom may exercise its defeasance option with respect to the 2001 debt securities of any series notwithstanding its prior exercise of its covenant defeasance option. If Viacom exercises its defeasance option, payment of the 2001 debt securities of such series may not be accelerated because of an event of default and the guarantees relating to such 2001 debt securities will cease to exist. If Viacom exercises its covenant defeasance option, payment of the 2001 debt securities of such series may not be accelerated by reference to any covenant from which Viacom is released as described under clause (ii) above. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the 2001 debt securities of such series, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

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NOTICES

    Notices to holders of 2001 debt securities will be given by mail to the addresses of such holders as they appear in the security register.

TITLE

    We, Viacom International, as guarantor, the 2001 debt trustees and any agent of us, may treat the registered owner of any registered 2001 debt security as the absolute owner thereof (whether or not the 2001 debt security shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

REPLACEMENT OF 2001 DEBT SECURITIES

    We will replace any mutilated 2001 debt security at the expense of the holders upon surrender to the trustee. We will replace 2001 debt securities that become destroyed, lost or stolen at the expense of the holder upon delivery to the trustee of satisfactory evidence of the destruction, loss or theft thereof. In the event of a destroyed, lost or stolen 2001 debt security, an indemnity or security satisfactory to us and the 2001 debt trustee may be required at the expense of the holder of the 2001 debt security before a replacement 2001 debt security will be issued.

GOVERNING LAW

    The 2001 debt indentures, the 2001 debt securities and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

CONCERNING THE 2001 DEBT TRUSTEES

    Viacom will identify the 2001 debt trustees in the relevant prospectus supplement. In specific instances, Viacom or the holders of a majority of the then outstanding principal amount of the 2001 debt securities issued under a 2001 debt indenture may remove the 2001 debt trustee and appoint a successor trustee. The 2001 debt trustee may become the owner or pledgee of any of the 2001 debt securities with the same rights, subject to conflict of interest restrictions, it would have if it were not the 2001 debt trustee. The 2001 debt trustee and any successor trustee must be eligible to act as trustee under the
Section 310(a)(1) of the Trust Indenture Act of 1939 and shall have a combined capital and surplus of at least $50,000,000 and be subject to examination by federal or state authority. Subject to applicable law relating to conflicts of interest, the 2001 debt trustee may also serve as trustee under other indentures relating to securities issued by Viacom or its affiliated companies and may engage in commercial transactions with Viacom and its affiliated companies. The initial 2001 debt trustee under each 2001 debt indenture is The Bank of New York.

2001 SENIOR DEBT SECURITIES

    Viacom will describe the specific terms of the 2001 senior debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions summarized in this description may apply to any series of its 2001 senior debt securities in the prospectus supplement relating to that series.

2001 SENIOR SUBORDINATED DEBT SECURITIES

    In addition to the provisions previously described in this prospectus and applicable to all 2001 debt securities, the following description of Viacom's 2001 senior subordinated debt securities summarizes the additional terms and provisions of its 2001 senior subordinated debt securities to which any prospectus supplement may relate. The specific terms of Viacom's 2001 senior subordinated debt

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securities offered by any prospectus supplement and the extent, if any, to which the general provisions summarized below may apply to any series of 2001 senior subordinated debt securities will be described in the prospectus supplement relating to that series.

    SUBORDINATION. The 2001 senior subordinated debt securities will be subordinated in right of payment to Viacom's senior indebtedness to the extent set forth in the applicable prospectus supplement.

    The payment of the principal of, premium, if any, and interest on the 2001 senior subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of Viacom's senior indebtedness. Viacom may not make payment of principal of, premium, if any, or interest on the 2001 senior subordinated debt securities and may not acquire, or make payment on account of any sinking fund for, the 2001 senior subordinated debt securities unless full payment of amounts then due for principal, premium, if any, and interest on all senior indebtedness by reason of the maturity thereof has been made or duly provided for in cash or in a manner satisfactory to the holders of the senior indebtedness. In addition, the senior subordinated indenture provides that if a default has occurred giving the holders of the senior indebtedness the right to accelerate the maturity of that senior indebtedness, or an event has occurred which, with the giving of notice, or lapse of time, or both, would constitute an event of default, then unless and until that event has been cured or waived or has ceased to exist, no payment of principal, premium, if any, or interest on the 2001 senior subordinated debt securities and no acquisition of, or payment on account of a sinking fund for, the 2001 senior subordinated debt securities may be made. Viacom will give prompt written notice to the 2001 senior subordinated trustee of any default under any senior indebtedness or under any agreement pursuant to which senior indebtedness may have been issued. The 2001 senior subordinated indenture provisions described in this paragraph, however, do not prevent Viacom from making a sinking fund payment with 2001 senior subordinated debt securities acquired prior to the maturity of senior indebtedness or, in the case of default, prior to the default and notice thereof. Upon any distribution of assets in connection with Viacom's dissolution, liquidation or reorganization, all senior indebtedness must be paid in full before the holders of the 2001 senior subordinated debt securities are entitled to any payments whatsoever. As a result of these subordination provisions, in the event of Viacom's insolvency, holders of the 2001 senior subordinated debt securities may recover ratably less than the holders of Viacom's senior indebtedness.

    For purposes of the description of the 2001 senior subordinated debt securities, the term "Senior Indebtedness" of the Company or the Guarantor, as the case may be, means the principal of and premium, if any, and interest on the following, whether outstanding on the date of execution of the senior subordinated indenture or incurred or created after the execution:

    - indebtedness for money borrowed by it, or evidenced by securities, other than the 2001 senior subordinated debt securities or any other indebtedness which is subordinate to the 2001 senior subordinated debt securities;

    - obligations with respect to letters of credit;

    - indebtedness constituting a guarantee of indebtedness of others, other than any subordinated guarantees;

    - obligations under Capitalized Leases (as defined below) (other than (x) telecommunications equipment, including satellite transponders, and
      (y) theme park equipment and attractions);

    - any obligation of a third party if secured by a lien on assets; or

    - renewals, extensions or refundings of any of the indebtedness referred to in the preceding bullet points unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same, or pursuant to which

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      the same is outstanding, the indebtedness or the renewal, extension or refunding thereof is not superior in right of payment to the 2001 senior subordinated debt securities.

    Senior Indebtedness of the Company or the Guarantor, as the case may be, will not include any obligation of the Company or the Guarantor (i) to any subsidiary of the Company or the Guarantor or to any person with respect to which the Company or the Guarantor is a subsidiary or (ii) specifically with respect to the production, distribution or acquisition of motion pictures or other programming rights, talent or publishing rights.

    As of March 31, 2001, a total of approximately $10.2 billion of Viacom's indebtedness was Senior Indebtedness and approximately $647 million of Viacom International's indebtedness was Senior Indebtedness.

CERTAIN DEFINITIONS

    The following definitions are applicable to the 2001 debt indentures:

        "Capitalized Lease" means any obligation of a person to pay rent or other amounts incurred with respect to real property or equipment acquired or leased by such person and used in its business that is required to be recorded as a capital lease in accordance with generally accepted accounting principles consistently applied as in effect from time to time.

        "Indebtedness" of any person means, without duplication (i) any obligation of such person for money borrowed, (ii) any obligation of such person evidenced by bonds, debentures, notes or other similar instruments,
    (iii) any reimbursement obligation of such person in respect of letters of credit or other similar instruments which support financial obligations which would otherwise become Indebtedness, (iv) any obligation of such person under Capitalized Leases (other than in respect of (x) telecommunications equipment including, without limitation, satellite transponders, and (y) theme park equipment and attractions), and (v) any obligation of any third party to the extent secured by a Lien on the assets of such person; PROVIDED, HOWEVER, that "Indebtedness" of such person shall not include any obligation of such person (i) to any Subsidiary of such person or to any person with respect to which such person is a Subsidiary or
    (ii) specifically with respect to the production, distribution or acquisition of motion pictures or other programming rights, talent or publishing rights. When used with respect to Viacom, the term "Indebtedness" also includes any obligation of Viacom International specified in clauses
    (i) through (v) above to the extent that said Indebtedness is guaranteed by Viacom.

        "Lien" means any pledge, mortgage, lien, encumbrance or other security interest.

        "Restricted Subsidiary" means a corporation all of the outstanding voting stock of which is owned, directly or indirectly, by Viacom or by one or more of its Subsidiaries, or by Viacom and one or more of its Subsidiaries, which is incorporated under the laws of a State of the United States, and which owns a Principal Property.

        "Subsidiary" of any person means (i) a corporation a majority of the outstanding voting stock of which is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person, or by such person and one or more Subsidiaries thereof or (ii) any other person (other than a corporation), including, without limitation, a partnership or joint venture, in which such person, one or more Subsidiaries thereof, or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other persons performing similar functions).

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                 DESCRIPTION OF THE 1995 SENIOR DEBT SECURITIES

FURTHER ISSUES

    We may from time to time without notice to, or the consent of, the holders of a series of 1995 senior debt securities, create and issue further 1995 senior debt securities of the same series, equal in rank to the 1995 senior debt securities in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the new notes or except for the first payment of interest following the issue date of the new notes) so that the new notes may be consolidated and form a single series with the relevant series of 1995 senior debt securities and have the same terms as to status, redemption or otherwise as the relevant series of 1995 senior debt securities.

MERGER, CONSOLIDATION OR SALE OF ASSETS

    Under the terms of the 1995 senior indenture, we and Viacom International generally would be permitted to consolidate or merge with another corporation. We and Viacom International would also be permitted to sell all or substantially all of our assets to another person. However, neither we nor Viacom International may take any of these actions unless all the following conditions are met:

    - the merger, consolidation or sale of assets must not cause an Event of Default. See "--Defaults and Remedies" below. An Event of Default for this purpose would also include any event that would be an Event of Default if the notice or time requirements were disregarded;

    - the person we would merge or consolidate with or sell all or substantially all of our assets to must be organized under the laws of any state of the United States;

    - the person we would merge or consolidate with or sell all or substantially all of our assets to must agree to be legally responsible for the outstanding securities issued under the 1995 senior indenture; and

    - we or Viacom International must deliver specified certificates and documents to the 1995 senior debt trustee.

    We and Viacom International may merge or consolidate with, or sell all or substantially all of our assets to each other or any of our Subsidiaries. When we make reference in this section to the sale of "all or substantially all of our assets," we mean property and assets generating revenues representing, in the aggregate, at least 80% of our total consolidated revenues.

    In the event that Viacom or Viacom International consolidates or merges with another entity or sells all or substantially all of its assets to another entity, the surviving entity shall be substituted for Viacom or Viacom International, as the case may be, under the 1995 senior indenture and Viacom or Viacom International, as the case may be, shall be discharged from all of its obligations under the 1995 senior indenture.

LIMITATIONS ON LIENS

    We covenant in the 1995 senior indenture that we will not create, assume or permit any Lien on any of our properties or assets, unless we secure the 1995 senior debt securities at least equally and ratably to the secured Indebtedness. The foregoing only applies to Liens that in the aggregate exceed 15% of our total consolidated assets, reduced by the Attributable Debt related to any permitted sale and leaseback arrangement. See "--Limitations on Sale and Leaseback Transactions" below. The restrictions do not apply to Capitalized Leases or Indebtedness that is secured by:

    - Liens existing, in the case of any 1995 senior debt securities, on the date such 1995 senior debt securities are issued;

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
    - Liens on any property or any Indebtedness of a person existing at the time the person becomes a Subsidiary (whether by acquisition, merger or consolidation);

    - Liens in favor of us or our Subsidiaries; and

    - Liens existing at the time of acquisition of the assets secured thereby and purchase money Liens.

    The restrictions do not apply to extensions, renewals or replacements of any of the foregoing types of Liens.

LIMITATIONS ON SALE AND LEASEBACK TRANSACTIONS

    We covenant in the 1995 senior indenture that neither we nor any Restricted Subsidiary will enter into any arrangement with any person to lease a Principal Property (except for any arrangements that exist on the date the 1995 senior debt securities are issued or that exist at the time any person that owns a Principal Property becomes a Restricted Subsidiary) which has been or is to be sold by us or the Restricted Subsidiary to the person unless:

    - the sale and leaseback arrangement involves a lease for a term of not more than three years;

    - the sale and leaseback arrangement is entered into between us and any Subsidiary or between our Subsidiaries;

    - we or the Restricted Subsidiary would be entitled to incur indebtedness secured by a Lien on the Principal Property at least equal in amount to the Attributable Debt permitted pursuant to the first paragraph under "Limitations on Liens" without having to secure equally and ratably the 1995 senior debt securities;

    - the proceeds of the sale and leaseback arrangement are at least equal to the fair market value (as determined by our board of directors in good faith) of the property and we apply within 180 days after the sale an amount equal to the greater of the net proceeds of the sale or the Attributable Debt associated with the property to (i) the retirement of long-term debt for borrowed money that is not subordinated to the 1995 senior debt securities and that is not debt to us or a Subsidiary, or
      (ii) the purchase or development of other comparable property; or

    - the sale and leaseback arrangement is entered into within 180 days after the initial acquisition of the Principal Property subject to the sale and leaseback arrangement.

    The term "Attributable Debt," with regard to a sale and leaseback arrangement of a Principal Property, is defined in the 1995 senior indenture as an amount equal to the lesser of: (a) the fair market value of the property (as determined in good faith by our board of directors); or (b) the present value of the total net amount of rent payments to be made under the lease during its remaining term, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually. The calculation of the present value of the total net amount of rent payments is subject to adjustments specified in the 1995 senior indenture.

    The term "Principal Property" is defined in the 1995 senior indenture to include any parcel of our or our Restricted Subsidiaries' real property and related fixtures or improvements located in the United States, the aggregate book value of which on the date of determination exceeds $1.0 billion. The term "Principal Property" does not include any telecommunications equipment or parcels of real property and related fixtures or improvements that are determined in good faith by our board of directors not to be of material importance to our and our Subsidiaries' total business. As of the date of this prospectus, neither we nor any of our Subsidiaries own any Principal Property.

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DEFAULTS AND REMEDIES

    Holders of 1995 senior debt securities have specified rights if an Event of Default occurs in respect of the 1995 senior debt securities of that series, as described below.

    The term "Event of Default" in respect of the 1995 senior debt securities means any of the following:

    - we do not pay interest on a 1995 senior debt security of such series within 30 days of its due date;

    - we do not pay the principal of or any premium on a 1995 senior debt security of such series on its due date;

    - we remain in breach of a covenant or warranty in respect of the 1995 senior indenture for 60 days after we receive a written notice of default. The notice must be sent by either the trustee or holders of at least 25% in principal amount of a series of outstanding 1995 senior debt securities;

    - we are in default under agreements under which we have Indebtedness outstanding in excess of $250 million in the aggregate and which Indebtedness is due either at maturity or has been declared due prior to maturity and remains unpaid;

    - we fail to pay a money judgment in excess of $250 million for a period of 60 days after it becomes final and not subject to further appeal; or

    - we or Viacom International file for bankruptcy, or other specified events of bankruptcy, insolvency or reorganization occur.

    If an Event of Default has occurred, the 1995 senior debt trustee or the holders of at least 25% in principal amount of the 1995 senior debt securities of the affected series may declare the entire principal amount and premium, if any, and all the accrued interest on, the 1995 senior debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. There is no action on the part of the 1995 senior debt trustee or any holder of 1995 senior debt securities required for such declaration if the Event of Default is a bankruptcy, insolvency or reorganization.

    Holders of a majority in principal amount of the 1995 senior debt securities of a series may also waive certain past defaults under the 1995 senior indenture on behalf of all of the holders of such series of 1995 senior debt securities. A declaration of acceleration of maturity may be canceled, under specified circumstances, by the holders of at least a majority in principal amount of a series of 1995 senior debt securities.

    Except in cases of default, where the 1995 senior debt trustee has special duties, the 1995 senior debt trustee is not required to take any action under the 1995 senior indenture at the request of holders unless the holders offer the 1995 senior debt trustee reasonable protection from expenses and liability satisfactory to the 1995 senior debt trustee. If a reasonable indemnity is provided, the holders of a majority in principal amount of a series of 1995 senior debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the 1995 senior debt trustee. The 1995 senior debt trustee may refuse to follow those directions in specified circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of the right, remedy or Event of Default.

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    Before holders are allowed to bypass the 1995 senior debt trustee and bring a lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the 1995 senior debt securities, the following must occur:

    - holders must give the 1995 senior debt trustee written notice that an Event of Default has occurred and remains uncured;

    - holders of at least 25% in principal amount of the outstanding 1995 senior debt securities of a series must make a written request that the 1995 senior debt trustee take action because of the default and must offer the 1995 senior debt trustee indemnity satisfactory to the 1995 senior debt trustee against the cost and other liabilities of taking that action;

    - the 1995 senior debt trustee must have failed to take action for 60 days after receipt of the notice and offer of indemnity; and

    - holders of a majority in principal amount of the 1995 senior debt securities of a series must not have given the 1995 senior debt trustee a direction inconsistent with the above notice.

    Holders of 1995 senior debt securities are, however, entitled at any time to bring a lawsuit for the payment of money due on those 1995 senior debt securities on or after the due date.

    We are required to furnish to the 1995 senior debt trustee an annual statement as to our performance of our obligations under the 1995 senior indenture and as to any default in such performance. We are also required to notify the 1995 senior debt trustee of any event that is, or after notice or lapse of time or both would become, an Event of Default.

PAYMENT AND PAYING AGENTS

    Unless otherwise specified in the applicable prospectus supplement, principal of, premium, if any, and interest on the 1995 senior debt securities will be payable, subject to any applicable laws and regulations, at the office of our paying agent or paying agents that we may designate from time to time, except that at our option, payment of interest may be made by check mailed to the address of the person entitled thereto at the address in the security register. Unless otherwise specified in the applicable prospectus supplement, we will pay interest on the 1995 senior debt securities on any interest payment date to the person in whose name the 1995 senior debt security (or predecessor 1995 senior debt security) is registered at the close of business on the regular record date for such interest.

    Unless otherwise specified in the applicable prospectus supplement, the corporate trust office of the 1995 senior debt trustee will be designated as our paying agent for payments with respect to the 1995 senior debt securities of each series. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the series.

    Any money paid by us or Viacom International, as guarantor, to a paying agent for the payment of the principal of, premium, if any, or interest on any 1995 senior debt security of any series that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us or Viacom International, as guarantor, as the case may be, and the holder of such 1995 senior debt security may thereafter look only to us and Viacom International for that payment.

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MEETINGS, MODIFICATION AND WAIVER

    The 1995 senior debt indenture provides that Viacom, Viacom International, if applicable, and the 1995 senior debt trustee may, without the consent of any holders of 1995 senior debt securities, enter into supplemental indentures for the purposes, among other things, of:

    - adding to Viacom or Viacom International's covenants;

    - adding additional events of default;

    - change or eliminate any provisions of the 1995 debt indenture so long as there are no holders entitled to the benefit of the provisions;

    - establishing the form or terms of any series of debt securities; or

    - curing ambiguities or inconsistencies in the debt indenture or making other provisions.

    Modifications and amendments of the 1995 senior indenture may be made by us, Viacom International, as guarantor, and the 1995 senior debt trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding 1995 senior debt securities of each series affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the holders of each outstanding 1995 senior debt security affected thereby, (a) change the stated maturity of the principal of, or any installment of principal of or interest on, any 1995 senior debt security or the terms of any sinking fund or analogous payment with respect to any 1995 senior debt security, (b) reduce the principal amount of, or premium or interest on, any 1995 senior debt security, (c) change our obligation to pay additional amounts, (d) reduce the amount of principal of an original issue discount 1995 senior debt security payable upon acceleration of the maturity thereof or provable in bankruptcy, (e) change the place of payment where, or the coin or currency in which, any 1995 senior debt security or any premium or interest thereon is payable, (f) impair the right to institute suit for the enforcement of any payment on or with respect to any 1995 senior debt security,
(g) reduce the percentage in principal amount of outstanding 1995 senior debt securities of any series, the consent of whose holders is required for modification or amendment of the 1995 senior indenture or for waiver of compliance with certain provisions of the 1995 senior indenture or for waiver of certain defaults, (h) reduce the requirements contained in the 1995 senior indenture for quorum or voting, (i) change our obligation to maintain an office or agency in the places and for the purposes required by the 1995 senior indenture, or (j) reduce the obligations of Viacom International, if any, in respect of the due and punctual payment of any principal of, premium or interest on any 1995 senior debt security or any additional amounts in respect thereof.

    The holders of at least a majority in aggregate principal amount of the outstanding 1995 senior debt securities of a series may, on behalf of the holders of all the 1995 senior debt securities of that series, waive, insofar as that series is concerned, our compliance with specified provisions of the 1995 senior indenture. The holders of not less than a majority in aggregate principal amount of the outstanding 1995 senior debt securities of a series may, on behalf of all holders of 1995 senior debt securities of that series, waive any past default under the 1995 senior indenture with respect to 1995 senior debt securities of that series, except a default (a) in the payment of principal of or any premium or interest on any 1995 senior debt security of such series or
(b) in respect of any other provision of the 1995 senior indenture that cannot be modified or amended without the consent of the holder of each outstanding 1995 senior debt security of such series affected thereby.

    The 1995 senior indenture provides that, in determining whether the holders of the requisite principal amount of the outstanding 1995 senior debt securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or are present at a meeting of holders of 1995 senior debt securities for quorum purposes, the principal amount of an original issue discount

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senior security that shall be deemed to be outstanding shall be the amount that would be due and payable as of the date of such determination upon acceleration of the maturity thereof.

    The 1995 senior indenture contains provisions for convening meetings of the holders of 1995 senior debt securities of any or all series. A meeting may be called at any time by the 1995 senior debt trustee, and also, upon request, by us or the holders of at least 33 1/3% in aggregate principal amount of the outstanding 1995 senior debt securities of such series, in any such case upon notice given in accordance with "Notices" below. Except for any consent that must be given by the holder of each outstanding 1995 senior debt security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding 1995 senior debt securities of that series; PROVIDED, HOWEVER, that, except for any consent that must be given by the holder of each outstanding 1995 senior debt security affected thereby, as described above, any resolution with respect to any consent, waiver, request, demand, notice, authorization, direction or other action that may be made, given or taken by the holders of not less than a specified percentage in principal amount of the outstanding 1995 senior debt securities of a series may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of the holders of not less than such specified percentage in principal amount of the outstanding 1995 senior debt securities of that series.

    Any resolution passed or decision taken at any meeting of holders of 1995 senior debt securities of any series duly held in accordance with the 1995 senior indenture will be binding on all holders of 1995 senior debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any adjourned meeting, will be persons holding or representing a majority in principal amount of the outstanding 1995 senior debt securities of a series; PROVIDED, HOWEVER, that, if any action is to be taken at such meeting with respect to a consent, waiver, request, demand, notice, authorization, direction or other action that may be given by the holders of not less than a specified percentage in principal amount of the outstanding 1995 senior debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding 1995 senior debt securities of such series will constitute a quorum.

DEFEASANCE AND COVENANT DEFEASANCE

    We may elect either (i) to defease and be discharged (and, if applicable, to have Viacom International defeased and discharged) from any and all obligations with respect to the 1995 senior debt securities (except as otherwise provided in the 1995 senior indenture) ("defeasance") or (ii) to be released from our obligations with respect to certain covenants that are described in the 1995 senior indenture ("covenant defeasance"), upon the deposit with the 1995 senior debt trustee, in trust for such purpose, of money and/or specified government obligations that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of, premium, if any, and interest on the 1995 senior debt securities of such series to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous senior payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the 1995 senior debt trustee an opinion of counsel to the effect that the holders of the 1995 senior debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the 1995 senior indenture.

    We may exercise our defeasance option with respect to the 1995 senior debt securities of any series notwithstanding the prior exercise of our covenant defeasance option. If we exercise our defeasance

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option, payment of the 1995 senior debt securities of such series may not be accelerated because of an event of default and the guarantees relating to such 1995 senior debt securities will cease to exist. If we exercise our covenant defeasance option, payment of the 1995 senior debt securities of such series may not be accelerated by reference to any covenant from which we are released as described under clause (ii) above. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the 1995 senior debt securities of such series, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

NOTICES

    Notices to holders of 1995 senior debt securities will be given by mail to the addresses of such holders as they appear in the security register.

TITLE

    We, Viacom International, as guarantor, the 1995 senior debt trustee and any agent of us, may treat the registered owner of any registered 1995 senior debt security as the absolute owner thereof (whether or not the 1995 senior debt security shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

REPLACEMENT OF 1995 SENIOR DEBT SECURITIES

    We will replace any mutilated 1995 senior debt security at the expense of the holders upon surrender to the trustee. We will replace 1995 senior debt securities that become destroyed, lost or stolen at the expense of the holder upon delivery to the trustee of satisfactory evidence of the destruction, loss or theft thereof. In the event of a destroyed, lost or stolen 1995 senior debt security, an indemnity or security satisfactory to us and the 1995 senior debt trustee may be required at the expense of the holder of the 1995 senior debt security before a replacement 1995 senior debt security will be issued.

GOVERNING LAW

    The 1995 senior indenture, the 1995 senior debt securities and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE 1995 SENIOR DEBT TRUSTEE

    We and Viacom International maintain deposit accounts and banking and borrowing relations with Citibank, N.A., the 1995 senior debt trustee under the 1995 senior indenture, and such 1995 senior debt trustee is currently a lender to us and Viacom International and certain of our other subsidiaries. We may remove the 1995 senior debt trustee at any time with respect to the 1995 senior debt securities of any series, PROVIDED that we immediately appoint a successor trustee meeting the requirements for trustees specified in the 1995 senior indenture and PROVIDED FURTHER that no default with respect to such 1995 senior debt securities has occurred and is continuing.

CERTAIN DEFINITIONS

    The following definitions are applicable to the 1995 senior indenture:

        "Capitalized Lease" means any obligation of a person to pay rent or other amounts incurred with respect to real property or equipment acquired or leased by such person and used in its

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    business that is required to be recorded as a capital lease in accordance with generally accepted accounting principles consistently applied as in effect from time to time.

        "Indebtedness" of any person means, without duplication (i) any obligation of such person for money borrowed, (ii) any obligation of such person evidenced by bonds, debentures, notes or other similar instruments,
    (iii) any reimbursement obligation of such person in respect of letters of credit or other similar instruments which support financial obligations which would otherwise become Indebtedness, (iv) any obligation of such person under Capitalized Leases (other than in respect of (x) telecommunications equipment including, without limitation, satellite transponders, and (y) theme park equipment and attractions), and (v) any obligation of any third party to the extent secured by a Lien on the assets of such person; PROVIDED, HOWEVER, that "Indebtedness" of such person shall not include any obligation of such person (a) to any Subsidiary of such person or to any person with respect to which such person is a Subsidiary or
    (b) specifically with respect to the production, distribution or acquisition of motion pictures or other programming rights, talent or publishing rights. When used with respect to Viacom, the term "Indebtedness" also includes any obligation of Viacom International specified in clauses (i) through
    (v) above to the extent that said Indebtedness is guaranteed by Viacom.

        "Lien" means any pledge, mortgage, lien, encumbrance or other security interest.

        "Restricted Subsidiary" means a corporation all of the outstanding voting stock of which is owned, directly or indirectly, by Viacom or by one or more of its Subsidiaries, or by Viacom and one or more of its Subsidiaries, which is incorporated under the laws of a State of the United States, and which owns a Principal Property.

        "Subsidiary" of any person means (i) a corporation a majority of the outstanding voting stock of which is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person, or by such person and one or more Subsidiaries thereof or (ii) any other person (other than a corporation), including, without limitation, a partnership or joint venture, in which such person, one or more Subsidiaries thereof, or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other persons performing similar functions).

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                         DESCRIPTION OF PREFERRED STOCK

    The following description sets forth certain general terms of preferred stock which Viacom may issue. The terms of any series of the preferred stock will be described in the applicable prospectus supplement relating to the preferred stock being offered. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, Viacom's restated certificate of incorporation, and the certificate of designations relating to each particular series of the preferred stock, which was or will be filed with the SEC at or before the issuance of the series of preferred stock.

TERMS OF THE PREFERRED STOCK

    Under Viacom's restated certificate of incorporation Viacom is authorized to issue up to 25,000,000 shares of preferred stock, par value $0.01 per share. The board of directors of Viacom has the authority, without approval of the stockholders, to issue all of the shares of preferred stock which are currently authorized in one or more series and to fix the number of shares and the rights, preferences, privileges, qualifications, restrictions and limitations of each series. As of March 31, 2001, Viacom had 25,000,000 shares of preferred stock available for issuance.

    The applicable prospectus supplement will describe the terms of each series of preferred stock, including, where applicable, the following:

    - the designation, stated value, liquidation preference and number of shares offered;

    - the offering price or prices;

    - the dividend rate or rates, or method of calculation, the dividend periods, the date on which dividends shall be payable and whether dividends are cumulative or noncumulative and, if cumulative, the dates from which dividends begin to accumulate;

    - any redemption or sinking fund provisions;

    - any conversion or exchange provisions;

    - any voting rights;

    - whether the preferred stock will be issued in certificated or book-entry form;

    - whether the preferred stock will be listed on a national securities exchange;

    - information with respect to any book-entry procedures;

    - a discussion of any material federal income tax and other special considerations, procedures and limitations relating to the preferred stock; and

    - any additional rights, preferences, privileges, limitations and restrictions of the preferred stock which are not inconsistent with the provisions of the restated certificate of incorporation.

    The preferred stock will be, when issued against payment, fully paid and nonassessable. Holders will have no preemptive rights to subscribe for any additional securities which Viacom may issue. Unless otherwise specified in the applicable prospectus supplement, the shares of each series of preferred stock will rank equally with all other outstanding series of preferred stock issued by Viacom as to payment of dividends, other than with respect to cumulation of dividends, and as to the distribution of assets upon liquidation, dissolution, or winding up of Viacom. As of March 31, 2001, there were no shares of Viacom's preferred stock outstanding. Each series of preferred stock will rank senior to the common stock, and any other stock of Viacom that is expressly made junior to that series of preferred stock.

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    Unless otherwise specified in the applicable prospectus supplement, The Bank of New York will be the transfer agent, dividend disbursing agent and registrar for the shares of the preferred stock.

    Viacom's rights and the rights of holders of Viacom securities, including the holders of preferred stock, to participate in the distribution of assets of any subsidiary of Viacom upon its liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors and preferred stockholders, except to the extent Viacom may itself be a creditor with recognized claims against the subsidiary or a holder of preferred stock of the subsidiary.

DIVIDENDS AND DISTRIBUTIONS

    Unless otherwise specified in the prospectus supplement, holders of shares of the preferred stock will be entitled to receive, as, if and when declared by the board of directors of Viacom or a duly authorized committee of the board of directors, out of funds legally available for the payment of dividends, cash dividends at the rate set forth in, or calculated in accordance with the formula set forth in, the prospectus supplement relating to the preferred stock being offered. Dividends on the preferred stock may be cumulative or noncumulative as provided in the applicable prospectus supplement. Dividends on the cumulative preferred stock will accumulate from the date of original issue and will be payable as specified in the applicable prospectus supplement. The applicable prospectus supplement will set forth the applicable dividend period with respect to a dividend payment date. If the board of directors of Viacom or a duly authorized committee of the board of directors fails to declare a dividend on any series of noncumulative preferred stock for any dividend period, Viacom will have no obligation to pay a dividend for that period, whether or not dividends on that series of noncumulative preferred stock are declared for any future dividend period.

    No dividends will be declared or paid or set apart for payment on the preferred stock of any series ranking, as to dividends, equally with or junior to any other series of preferred stock for any period unless dividends have been or are contemporaneously declared and paid or declared and a sum sufficient for the payment of those dividends has been set apart for:

    - in the case of cumulative preferred stock, all dividend periods terminating on or before the date of payment of full cumulative dividends; or

    - in the case of noncumulative preferred stock, the immediately preceding dividend period.

    When dividends are not paid in full upon any series of preferred stock, and any other preferred stock ranking equally as to dividends with that series of preferred stock, all dividends declared upon shares of that series of preferred stock and any other preferred stock ranking equally as to dividends will be declared pro rata so that the amount of dividends declared per share on that series of preferred stock and any other preferred stock ranking equally as to dividends will in all cases bear to each other the same ratio that accrued dividends per share on the shares of that series of preferred stock and the other preferred stock bear to each other. In the case of noncumulative preferred stock, any accrued dividends described in the immediately preceding paragraph will not include any cumulation in respect of unpaid dividends for prior dividend periods.

    Except as provided in the immediately preceding paragraph or the applicable prospectus supplement unless full dividends on all outstanding shares of any series of preferred stock have been declared and paid, in the case of a series of cumulative preferred stock, for all past dividend periods, or in the case of noncumulative preferred stock, for the immediately preceding dividend period, Viacom may not declare dividends or pay or set aside for payment or other distribution on any of its capital stock ranking junior to or equally with that series of preferred stock as to dividends or upon liquidation, other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the common stock of Viacom or other capital stock of Viacom ranking junior to that series of preferred stock as to dividends and upon liquidation, and other than in

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connection with the distribution or trading of any of its capital stock, Viacom may not redeem, purchase or otherwise acquire any of its capital stock ranking junior to or equally with that series of preferred stock as to dividends or upon liquidation, for any consideration or any moneys paid to or made available for a sinking fund for the redemption of any shares of any of its capital stock, except by conversion or exchange for capital stock of Viacom ranking junior to that series of preferred stock as to dividends and upon liquidation.

    Unless otherwise specified in the applicable prospectus supplement, the amount of dividends payable for any period shorter than a full dividend period shall be computed on the basis of twelve 30-day months, a 360-day year and the actual number of days elapsed in any period of less than one month.

LIQUIDATION PREFERENCE

    Unless otherwise specified in the applicable prospectus supplement, upon any voluntary or involuntary liquidation, dissolution or winding up of Viacom, the holders of the preferred stock will have preference and priority over the common stock of Viacom and any other class of stock of Viacom ranking junior to the preferred stock upon liquidation, dissolution or winding up, for payments out of or distributions of the assets of Viacom or proceeds from any liquidation, of the amount per share set forth in the applicable prospectus supplement plus all accrued and unpaid dividends, to the date of final distribution to such holders. After any liquidating payment, the holders of preferred stock will not be entitled to any other payments.

REDEMPTION

    If specified in the prospectus supplement relating to a series of preferred stock being offered, Viacom may, at its option, at any time or from time to time, redeem that series of preferred stock, in whole or in part, at the redemption prices and on the dates set forth in the applicable prospectus supplement.

    If less than all outstanding shares of a series of preferred stock is to be redeemed, the selection of the shares to be redeemed shall be determined by lot or pro rata as may be determined to be equitable by the board of directors of Viacom or a duly authorized committee of the board of directors. From and after the redemption date, unless Viacom is in default in providing for the payment of the redemption price, dividends shall cease to accrue on the shares of that series of preferred stock called for redemption and all rights of the holders shall cease, other than the right to receive the redemption price.

VOTING RIGHTS

    Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as required by law.

CONVERSION OR EXCHANGE RIGHTS

    The prospectus supplement relating to a series of preferred stock that is convertible or exchangeable will state the terms on which shares of that series are convertible or exchangeable into common stock, another series of preferred stock or debt securities.

PREFERRED STOCK GUARANTEES

    The following description summarizes the general terms and provisions of the preferred stock guarantees that may be executed and delivered by Viacom International for the benefit of the holders from time to time of our preferred stock. The terms and provisions of each preferred stock guarantee

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will be as set forth in each preferred stock guarantee. This description is qualified in its entirety by reference to the form of preferred stock guarantee agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

  GENERAL

    Pursuant to each preferred stock guarantee, Viacom International will irrevocably and unconditionally agree to pay in full, to the holders of our preferred stock, certain payments, to the extent not paid by us, regardless of any defense, right of set-off or counterclaim that we may have or assert. Unless otherwise specified in the applicable prospectus supplement, the following payments or distributions with respect to our preferred stock will be subject to the preferred stock guarantee:

    - the redemption price, including all accrued and unpaid dividends to the date of redemption, with respect to any preferred stock called for redemption by Viacom; and

    - upon our voluntary or involuntary dissolution, winding-up or termination, the aggregate of the liquidation amount and all accrued and unpaid dividends on that preferred stock to the date of payment, to the extent that we have funds available.

    We will refer to these amounts as "guarantee payments" in this description.

    The obligation of Viacom International to make a guarantee payment may be satisfied by direct payment of the required amounts by Viacom International to the holders of preferred stock or by our payment of those amounts to those holders. In the event of a redemption or our voluntary or involuntary dissolution, winding-up or termination, the obligations of Viacom International under any issued preferred stock guarantees will in the aggregate provide a full and unconditional guarantee on a subordinated basis by Viacom International of payments due on the preferred stock, as further described below.

  CERTAIN COVENANTS OF VIACOM INTERNATIONAL

    Unless otherwise specified in the applicable prospectus supplement, so long as any shares of preferred stock issued by us which are guaranteed by Viacom International are outstanding, Viacom International will not make any payment with respect to any capital stock issued by Viacom International, if at such time it is in default with respect to the guarantee payments or other payment obligations under the preferred stock guarantee.

  AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes that do not adversely affect the rights of holders of preferred stock, in which case no consent will be required, a preferred stock guarantee can be amended only with the prior approval of the holders of not less than 66 2/3% of the preferred stock. The manner of obtaining an approval of holders of the preferred stock will be described in an accompanying prospectus supplement. All guarantees and agreements contained in a preferred stock guarantee shall bind the successors, assignees, receivers, trustees and representatives of Viacom International and shall inure to the benefit of the holders of our preferred stock then outstanding. Except in connection with a consolidation, merger or sale involving Viacom that is permitted under the preferred stock guarantee agreement, Viacom International may not assign its obligations under any preferred stock guarantee.

  TERMINATION OF THE PREFERRED STOCK GUARANTEES

    Each preferred stock guarantee will terminate and be of no further force and effect as to any series of our preferred stock upon full payment of the redemption price of all shares of preferred stock of that series, or upon the full payment of amounts payable upon our liquidation. Notwithstanding the foregoing, each preferred stock guarantee will continue to be effective or will be reinstated, as the case

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may be, if at any time any holder of our preferred stock must restore payment of any sums paid under such preferred stock or such guarantee.

  STATUS OF THE PREFERRED STOCK GUARANTEES

    The obligations of Viacom International under each preferred stock guarantee to make any guarantee payments will be an unsecured obligation of Viacom International and will rank:

    - subordinate and junior in right of payment to all of Viacom
      International's other liabilities, except those made pari passu or subordinate by their terms,

    - senior to all capital stock at any time issued by Viacom International and to any guarantee now or hereafter entered into by Viacom International in respect of any of its capital stock, and

    - proportionally and equally with each other preferred stock guarantee.

    Each preferred stock guarantee is a guarantee of payment and not of collection. A guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity. Any holder of our preferred stock may institute a legal proceeding directly against Viacom International to enforce its rights under a preferred stock guarantee, without first instituting a legal proceeding against us or any other person or entity.

  LIMITATION OF GUARANTOR'S LIABILITY

    Various federal and state fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court of competent jurisdiction to subordinate or avoid all or part of any guarantee issued by Viacom International. For a discussion of fraudulent conveyance laws, as applicable to upstream guarantees, such as the preferred stock guarantees, see "General Description of the Debt Securities--Guarantees."

  GOVERNING LAW

    The preferred stock guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

                          DESCRIPTION OF COMMON STOCK

    The authorized common stock of Viacom as set forth in its restated certificate of incorporation consists of 750,000,000 shares of Viacom Class A common stock and 10,000,000,000 shares of Viacom Class B common stock. Viacom is not registering with the SEC and is therefore not permitted to offer or sell any shares of Viacom Class A common stock pursuant to the registration statement of which this prospectus is a part. Viacom is only registering with the Securities and Exchange Commission shares of Viacom Class B common stock as may from time to time be issued upon conversion of 2001 senior debt securities, 2001 senior subordinated debt securities, 1995 senior debt securities or preferred stock.

VIACOM CLASS A COMMON STOCK

    As of March 31, 2001, there were approximately 137,500,000 shares of Viacom Class A common stock issued and outstanding. Shares of Viacom Class A common stock are not redeemable. Holders of shares of Viacom Class A common stock are entitled to one vote per share.

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VIACOM CLASS B COMMON STOCK

    Viacom Class B common stock has rights, privileges, limitations, restrictions and qualifications identical to Viacom Class A common stock except that shares of Viacom Class B common stock have no voting rights other than those required by the Delaware General Corporation Law. As of March 31, 2001, there were approximately 1,644,700,000 shares of Viacom Class B common stock issued and outstanding. Shares of Viacom Class B common stock are not redeemable.

VOTING AND OTHER RIGHTS OF VIACOM COMMON STOCK

    VOTING RIGHTS. Under Viacom's restated certificate of incorporation, except as noted below or otherwise required by the Delaware General Corporation Law, holders of the outstanding shares of Viacom Class A common stock vote together with the holders of the outstanding shares of all other classes of capital stock of Viacom entitled to vote, without regard to class. At the present time, however, there are no outstanding shares of any other class of capital stock of Viacom entitled to vote. Under Viacom's restated certificate of incorporation:

    - each holder of an outstanding share of Viacom Class A common stock is entitled to cast one vote for each share registered in the name of the holder, and

    - the affirmative vote of the holders of a majority of the outstanding shares of Viacom Class A common stock is necessary to approve any consolidation or merger of Viacom with or into another corporation pursuant to which shares of Viacom Class A common stock would be converted into or exchanged for any securities or other consideration.

    A holder of an outstanding share of Viacom Class B common stock is not entitled to vote on any question presented to the shareholders of Viacom including, but not limited, to whether to increase or decrease, but not below the number of shares then outstanding, the number of authorized shares of Viacom Class B common stock. However, under the Delaware General Corporation Law, a holder of an outstanding share of Viacom Class B common stock is entitled to vote on any proposed amendment to Viacom's restated certificate of incorporation, if the amendment will increase or decrease the par value of the shares of Viacom Class B common stock, or alter or change the powers, preferences or special rights of the shares of Viacom Class B common stock so as to affect them adversely. Subject to the foregoing, any future change in the number of authorized shares of Viacom Class B common stock or any consolidation or merger of Viacom with or into another corporation pursuant to which shares of Viacom Class B common stock would be converted into or exchanged for any securities or other consideration could be consummated with the approval of the holders of a majority of the outstanding shares of Viacom Class A common stock and without any action by the holders of shares of Viacom Class B common stock.

    DIVIDENDS. Subject to the rights and preferences of any outstanding preferred stock, dividends on Viacom Class A common stock and Viacom Class B common stock are payable ratably on shares of Class A common stock and Class B common stock out of the funds of Viacom legally available therefore when, as and if declared by the Viacom Board.

    RIGHTS IN LIQUIDATION. In the event Viacom is liquidated, dissolved or wound up, whether voluntarily or involuntarily, the net assets of Viacom would be divided ratably among the holders of the then outstanding shares of Viacom Class A common stock and Viacom Class B common stock after payment or provision for payment of the full preferential amounts to which the holders of any series of preferred stock of Viacom then issued and outstanding would be entitled.

    SPLIT, SUBDIVISION OR COMBINATION. If Viacom splits, subdivides or combines the outstanding shares of Viacom Class A common stock or Viacom Class B common stock, the outstanding shares of the other class of Viacom common stock shall be proportionally split, subdivided or combined in the same

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manner and on the same basis as the outstanding shares of the other class of
Viacom common stock have been split, subdivided or combined.

    PREEMPTIVE RIGHTS.  Shares of Viacom Class A common stock and Viacom
Class B common stock do not entitle a holder to any preemptive rights enabling a holder to subscribe for or receive shares of stock of any class or any other securities convertible into shares of stock of any class of Viacom. The board of directors of Viacom possesses the power to issue shares of authorized but unissued Viacom Class A common stock and Viacom Class B common stock without further shareholder action, subject to the requirements of applicable law and stock exchanges, unless National Amusements, Inc. would no longer hold a majority of the outstanding shares of voting stock of Viacom as a result of the issuance. The number of authorized shares of Viacom Class A common stock and Viacom Class B common stock could be increased with the approval of the holders of a majority of the outstanding shares of Viacom Class A common stock and without any action by the holders of shares of Viacom Class B common stock.

    TRADING MARKET. The outstanding shares of Viacom Class A common stock and Viacom Class B common stock are listed for trading on the NYSE. The registrar and transfer agent for Viacom common stock is The Bank of New York.

    ALIEN OWNERSHIP. Viacom's restated certificate of incorporation provides that Viacom may prohibit the ownership or voting of a percentage of its equity securities in order to ensure compliance with the requirements of the Communications Act of 1934, as amended.

                            DESCRIPTION OF WARRANTS

    Viacom may issue warrants for the purchase of its 2001 senior debt securities, 2001 senior subordinated debt securities, 1995 senior debt securities or shares of preferred stock. The warrants may be co-issued by Viacom International when the securities with respect to which the warrants are issued will be guaranteed by Viacom International. Warrants may be issued independently or together with any 2001 senior debt securities, senior subordinated debt securities, 1995 senior debt securities or shares of preferred stock offered by any prospectus supplement and may be attached to or separate from 2001 senior debt securities, 2001 senior subordinated debt securities, 1995 senior debt securities or shares of preferred stock. The warrants are to be issued under warrant agreements to be entered into among Viacom, Viacom International as co-issuer, if applicable, and The Bank of New York, as warrant agent, or such other bank or trust company as is named in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of Viacom in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

GENERAL

    If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:

    - the offering price;

    - the currency, currencies or currency units for which warrants may be purchased;

    - the designation, aggregate principal amount, currency, currencies or currency units and terms of 2001 senior debt securities, 2001 senior subordinated debt securities or 1995 senior debt securities purchasable upon exercise of the debt warrants and the price at which the 2001 senior debt securities, 2001 senior subordinated debt securities or 1995 senior debt securities may be purchased upon such exercise;

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    - the designation, number of shares and terms of the preferred stock purchasable upon exercise of the preferred stock warrants and the price at which the shares of preferred stock may be purchased upon such exercise;

    - if applicable, the designation and terms of 2001 senior debt securities, 2001 senior subordinated debt securities, 1995 senior debt securities or preferred stock with which the warrants are issued and the number of warrants issued with each 2001 senior debt securities, 2001 senior subordinated debt security, 1995 senior debt securities or share of preferred stock;

    - if applicable, the date on and after which the warrants and the related 2001 senior debt securities, 2001 senior subordinated debt securities, 1995 senior debt securities or preferred stock will be separately transferable;

    - the date on which the right to exercise the warrants will commence and the date on which the right will expire;

    - whether the warrants will be issued in registered or bearer form;

    - a discussion of any material federal income tax and other special considerations, procedures and limitations relating to the warrants; and

    - any other terms of the warrants.

    Warrants may be exchanged for new warrants of different denominations. If in registered form, the warrants may be presented for registration of transfer. The Warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the various securities purchasable upon the exercise, including the right to receive payments of principal of, any premium on, or any interest on, 2001 senior debt securities, 2001 senior subordinated debt securities or 1995 senior debt securities purchasable upon the exercise or to enforce the covenants in the applicable indenture or to receive payments of dividends, if any, on the preferred stock purchasable upon their exercise or to exercise any applicable right to vote. If Viacom maintains the ability to reduce the exercise price of any preferred stock warrant and the right is triggered, it will comply with federal securities laws, including Rule 13e-4 under the Exchange Act, to the extent applicable.

EXERCISE OF WARRANTS

    Each warrant will entitle the holder to purchase a principal amount of 2001 senior debt securities, 2001 senior subordinated debt securities, 1995 senior debt securities or a number of shares of preferred stock at the exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to the warrant. Warrants may be exercised at the times that are set forth in the prospectus supplement relating to the warrants. After the close of business on the date on which the warrant expires, or any later date to which Viacom may extend the expiration date, unexercised warrants will become void.

    Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement relating thereto, warrants may be exercised by delivery to the warrant agent of the certificate evidencing the warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the 2001 senior debt securities, 2001 senior subordinated debt securities, 1995 senior debt securities or shares of preferred stock purchasable upon the exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of the payment and the certificate representing the warrants to be exercised, properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, Viacom will, as soon as practicable, issue and deliver the 2001 senior debt securities, 2001 senior

                                       34
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subordinated debt securities, 1995 senior debt securities or shares of preferred stock purchasable upon the exercise, and, if applicable, Viacom International will issue guarantees relating to those securities. If fewer than all of the warrants represented by a certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

ADDITIONAL PROVISIONS

    The exercise price payable and the number of shares of preferred stock purchasable upon the exercise of each stock warrant will be subject to adjustment in specific events, including the issuance of a stock dividend to holders of preferred stock, or a combination, subdivision or reclassification of preferred stock. In lieu of adjusting the number of shares of preferred stock purchasable upon exercise of each stock warrant, Viacom may elect to adjust the number of preferred stock warrants. No adjustment in the number of shares purchasable upon exercise of the preferred stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. Viacom may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of preferred stock warrants, but Viacom will pay the cash value of any fractional shares otherwise issuable. In case of any consolidation, merger, or sale or conveyance of the property of Viacom as an entirety or substantially as an entirety, the holder of each outstanding preferred stock warrant will have the right upon the exercise to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of preferred stock into which the stock warrants were exercisable immediately prior thereto.

NO RIGHTS AS SHAREHOLDERS

    Holders of preferred stock warrants will not be entitled, by virtue of being the holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of the directors or any other matter, or to exercise any rights whatsoever as its shareholders, with respect to either Viacom or Viacom International.

                              PLAN OF DISTRIBUTION

    We may sell the securities in any of three ways (or in any combination):
(a) through underwriters or dealers; (b) directly to a limited number of purchasers or to a single purchaser; or (c) through agents. The prospectus supplement will set forth the terms of the offering of such securities, including:

       - the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

       - the offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

       - any securities exchanges on which the securities may be listed.

    Any offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

    We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

                                       35
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    We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Viacom at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for soliciting these contracts.

    Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

    Certain legal matters in connection with the securities will be passed upon under United States law for us and for Viacom International by Shearman & Sterling, New York, New York.

                                    EXPERTS

    Our financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements and schedule of CBS as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, incorporated in this prospectus by reference from Item 8 of CBS's Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by KPMG LLP, independent accountants, as stated in their reports, which are incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements and schedule of Infinity as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, incorporated in this prospectus by reference from Item 8 of Infinity's Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by KPMG LLP, independent accountants as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                           PRINCIPAL OFFICE OF VIACOM
                                 1515 Broadway
                            New York, New York 10036

                    PRINCIPAL OFFICE OF VIACOM INTERNATIONAL
                                 1515 Broadway
                            New York, New York 10036

                                    TRUSTEE
                              The Bank of New York
                               101 Barclay Street
                            New York, New York 10286

                 LUXEMBOURG LISTING, PAYING AND TRANSFER AGENT
                        Kredietbank S.A. Luxembourgeoise
                              43, Boulevard Royal
                               L-2955 Luxembourg

                                 LEGAL ADVISERS

   TO VIACOM AND VIACOM INTERNATIONAL                 TO THE UNDERWRITERS
         AS TO UNITED STATES LAW                    AS TO UNITED STATES LAW
           Shearman & Sterling                     Hughes Hubbard & Reed LLP
          599 Lexington Avenue                      One Battery Park Plaza
        New York, New York 10022                   New York, New York 10004

                               AUDITORS TO VIACOM
                           PricewaterhouseCoopers LLP
                          1301 Avenue of the Americas
                            New York, New York 10019
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